As filed with the Securities and Exchange Commission on April 15, 2011
File No. 333-172826

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A (Amendment No. 1) REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory	98-0542444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 5, 7961 Shaffer Parkway
Littleton, Colorado
(720) 981-1185

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Richings
Executive Chairman and Chief Executive Officer
Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, Colorado 80127
(720) 981-1185

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jason J. Brooks, Esq. Melanie Bradley, Esq. Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street, P.O. Box 48600 Vancouver, B.C. Canada V7X 1T2	Kenneth G. Sam, Esq. Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street Suite 400 Denver, CO 80202

From time to time after the effective date of this registration statement
(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐   Accelerated filer ☒     Non-accelerated filed ☐    Small reporting company ☐

The Registrant previously paid a registration fee of $14,946.79 in relation to the registration of securities with a maximum aggregate offering price of up to $128,740,650 under the Registrant’s original Registration Statement on Form S-3 filed with the Commission on March 15, 2011.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion: Dated April 15, 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

VISTA GOLD CORP.

15,308,044 COMMON SHARES 15,308,044 WARRANTS TO PURCHASE COMMON SHARES 15,308,044 COMMON SHARES ISSUABLE UPON EXERCISE OF WARRANTS

This Prospectus relates to the resale from time to time by the Selling Securityholders named herein of:

●	15,308,044 common shares (we refer to these shareholders as the Selling Shareholders); and
●	15,308,044 warrants to purchase common shares as well as 15,308,044 common shares issuable upon the exercise of such warrants (we refer to these warrantholders as the Selling Warrantholders).

This Prospectus also relates to the primary issuance by us from time to time of 15,308,044 common shares issuable upon the exercise of outstanding warrants by persons other than the Selling Warrantholders named herein who acquire warrants as a result of the re-sale of warrants by the Selling Warrantholders pursuant to this Prospectus.

The common shares covered by this Prospectus also will include such additional common shares, which as of the date of this Prospectus is indeterminable, that we may be required to issue upon exercise of the warrants from time to time as a result of the anti-dilution provisions of the warrants.

The common shares and warrants covered by this Prospectus were issued pursuant to a private placement of 14,666,739 special warrants ("Special Warrants") that closed on October 22, 2010.  Following receipt of shareholder approval of the private placement on December 15, 2010, the Special Warrants were automatically exercised, for no additional consideration, for one common share and one common share purchase warrant.  In addition, we issued a total of 641,305 Special Warrants to the agents and finders that provided services in connection with the private placement.

We will pay all expenses of this offering, other than commissions and discounts of broker-dealers and market makers.

We will not receive any cash proceeds from the resale of the common shares or warrants by the Selling Securityholders named herein, but we will receive proceeds from the exercise of the warrants.

Our common shares are listed on the NYSE Amex and the Toronto Stock Exchange under the symbol "VGZ".  The last reported sale price of our common shares on the NYSE Amex on April 13, 2011 was $3.43 per common share and on the Toronto Stock Exchange was Cdn.$3.30 per common share.  Our warrants are currently listed on the Toronto Stock Exchange under the listing symbol “VGZ.WT.S”.  The last reported sale price of our warrants on the Toronto Stock Exchange on April 13, 2011 was Cdn.$1.36 per warrant.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS APRIL __, 2011.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS	8

DOCUMENTS INCORPORATED BY REFERENCE	20

NOTE REGARDING FORWARD-LOOKING STATEMENTS	21

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES	23

CAUTIONARY NOTE TO ALL INVESTORS CONCERNING ECONOMIC ASSESSMENTS THAT INCLUDE INFERRED RESOURCES	23

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	23

USE OF PROCEEDS	24

DESCRIPTION OF SECURITIES	24

SELLING SECURITYHOLDERS	26

PLAN OF DISTRIBUTION	48

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS	48

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	50

TRANSFER AGENT AND REGISTRAR	57

LEGAL MATTERS	57

EXPERTS	58

WHERE YOU CAN FIND MORE INFORMATION	58

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement which we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process.  Under this shelf process, we may issue the common shares described in this Prospectus from time to time as a result of the exercise of the warrants by warrantholders other than the Selling Warrantholders. The Selling Warrantholders may also sell the warrants and the common shares issuable upon exercise of the warrants under this Prospectus. The Selling Shareholders may also sell the common shares held by each of them.  We will not receive any proceeds from any sale of the warrants or common shares by the Selling Securityholders, but we will receive proceeds from the exercise of the warrants.

This Prospectus provides you with a general description of the securities we and the Selling Securityholders may offer.  Please carefully read this Prospectus together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This Prospectus may not describe these tax consequences fully.  Investors should read the tax discussion in this Prospectus under the captions "Certain United States Federal Income Tax Considerations" and "Certain Canadian Federal Income Tax Considerations for U.S. Residents," and should consult their own tax advisor with respect to their own particular circumstances.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of the Yukon Territory, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement, this prospectus supplement and the accompanying base prospectus may be residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

You should rely only on the information contained in this Prospectus.  The Company has not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the securities registered hereunder.  The Company’s business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus, unless the context otherwise requires, references to “Vista” and the “Company” refer to Vista Gold Corp., either alone or together with its subsidiaries.

SUMMARY

The following is a summary of the principal features of the offering and is not intended to be complete. It should be read together with the more detailed information and financial data and statements contained elsewhere in this Prospectus and the documents incorporated by reference herein and therein, including the section entitled "Risk Factors".

The Company

Vista Gold Corp. was originally incorporated on November 28, 1983 under the name “Granges Exploration Ltd.”. In November 1983, Granges Exploration Ltd. acquired all the mining interests of Granges AB in Canada. On June 28, 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name “Granges Exploration Ltd.” and on June 9, 1989, Granges Exploration Ltd. changed its name to “Granges Inc.” On May 1, 1995, Granges Inc. and Hycroft Resources & Development Corporation were amalgamated under the name “Granges Inc.” Effective November 1, 1996, Granges Inc. and Da Capo Resources Ltd. amalgamated under the name “Vista Gold Corp.” Effective December 17, 1997, Vista Gold Corp. was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory). On September 22, 2006, we entered into an Arrangement and Merger Agreement (the “Arrangement Agreement”) with Allied Nevada Gold Corp. (“Allied Nevada”), Carl Pescio and Janet Pescio (the “Pescios”), pursuant to which our Nevada-based mining properties and related assets were transferred to Allied Nevada and the Pescios’ interests in certain Nevada-based mining properties and related assets were transferred to Allied Nevada. Completion of the transaction occurred on May 10, 2007. The current addresses, telephone and facsimile numbers of the offices of the Company are:

Executive Office	Registered and Records Office
Suite 5 - 7961 Shaffer Parkway	200 - 204 Lambert Street
Littleton, Colorado, USA 80127	Whitehorse, Yukon Territory, Canada Y1A 3T2
Telephone: (720) 981-1185	Telephone: (867) 667-7600
Facsimile: (720) 981-1186	Facsimile: (867) 667-7885

Business of the Company

We are engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects with the aim of adding value to the projects. Our approach to acquisitions of gold projects has generally been to seek projects within political jurisdictions with well-established mining, land ownership and tax laws, which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material (mineral resources under Canadian guidelines) and mineral reserves. In addition, we look for opportunities to improve the value of our gold projects through exploration drilling and re-engineering the operating assumptions underlying previous engineering work. In 2007, our board of directors and management reevaluated the corporate strategy regarding the process of the development of our more advanced projects. As a result of this reevaluation, we have begun moving our more advanced projects toward production by undertaking advanced engineering studies, including pre-feasibility and feasibility studies as appropriate.

Our holdings include the Concordia and Guadalupe de los Reyes gold projects in Mexico; the Mt. Todd gold project in Australia; the Long Valley gold project in California; the Awak Mas gold project in Indonesia; and claims located in Utah. We also own approximately 25% of the issued and outstanding shares of Zamora Gold Corp., a company exploring for gold in Ecuador, and approximately 34.2% of the issued and outstanding shares, on a fully-diluted basis, of Midas Gold Corp., a company exploring for gold in the Western United Sates. Additional information about these projects and share positions is available in our annual report on Form 10-K for the year ended December 31, 2010, under the section heading “Item 2. Properties”.

We do not produce gold and do not currently generate operating earnings. Through fiscal 2010, funding to acquire and explore gold properties and for our operations has been acquired through equity and debt financings consisting of private placements of equity units consisting of common shares and warrants to purchase common shares, public offerings of our common shares and, in March 2008, a brokered private placement of convertible notes. We expect to continue to raise capital through additional equity and/or debt financings, and through the exercise of stock options and warrants. We anticipate raising funds for interim financing needs through various bridge loan or convertible debt alternatives.

Recent Developments

Vista Australia Preliminary Feasibility Study

On January 4, 2011, we announced the positive results of a new preliminary feasibility study for the Batman deposit at our Mt. Todd gold project designed to process all economic mineralization and store tailings in the existing tailings facility and the excess in a new tailings facility. Processing would be at a significantly higher daily rate than that used in the preliminary feasibility study announced in August 2010.

Production Highlights(1)

Reserves and Production Estimates at $1000/ounce Au
Proven and Probable Mineral Reserves (at a 0.40 g Au/tonne cut-off)	149.9 million tonnes at 0.85 g Au/tonne(2)
Contained Gold	4,112,000 ounces
Life of Mine Production	3,372,000 ounces
Average Annual Production	239,500 ounces gold per year
Mining Rate	29.5 million tonnes per year
Mill Throughput Rate	30,000 tonnes per day
Stripping Ratio (waste:ore)	1.8
Mine Life	14.08 years

Summary of Economic Results(1)

	$1000/oz Au & $0.85/A$1.00	$1350/oz Au & $1.00/A$1.00
Average Cash Operating Cost ($ per oz Au produced)	$520	$587
Average Total Cash Production Costs ($ per oz Au produced)	$530	$600
Pre-Production Capital Cost:	$589,583,000	$675,957,000
Sustaining Capital Cost:	$260,522,000	$261,183,000
Internal Rate of Return	13.9% before tax 10.7% after tax	23.2% before tax 16.6% after tax
Cumulative Cash Flow (pre-tax)	$964,514,000	$1,860,112,000
Net Present Value at 5% discount (pre-tax)	$385,336,000	$944,470,000

Notes:

(1)
See the technical report entitled “10.65 MTPY Preliminary Feasibility Study, Mt. Todd Gold Project, Northern Territory Australia” dated January 28, 2011 (the “Preliminary Feasibility Study”) prepared by or under the supervision of Mr. John Rozelle, Steven Krajewski, Edwin C. Lips, and D. Erik Spiller of Tetra Tech MM, Inc., Thomas Dyer of Mine Development Associates Inc., and Deepak Malhotra of Resource Development Inc., each an independent qualified person.

(2)
The Preliminary Feasibility Study reports the estimated proven mineral reserves to be 48,961,000 tonnes at an average grade of 0.91 grams gold per tonne with 1,431,000 ounces contained gold and the estimated probable mineral reserves to be 100,914,000 tonnes at an average grade of 0.83 grams gold per tonne with 2,681,000 ounces contained gold. The combined proven and probable reserve estimate is reported as 149,875,000 tonnes at an average grade of 0.85 grams gold per tonne with 4,112,000 ounces contained gold.

Listing of Warrants on the TSX; Filing of Resale Registration Statement

On March 2, 2011, we announced that the 15,308,044 warrants issued on December 15, 2010 in connection with our private placement of special warrants, began trading March 1, 2011 on the TSX under the symbol VGZ.WT.U. (subsequently changed to VGZ.WT.S on March 14, 2011).

The warrants are freely tradable in Canada, except to, or for the account or benefit, of any U.S. person (as defined in Regulation S under the United States Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”)) or person in the United States.  Neither the warrants nor the common shares issuable upon exercise of the warrants have been registered under the U.S. Securities Act, or any state securities laws of any state of the United States.  Accordingly, the warrants and the common shares issuable upon exercise thereof may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. person or any person in the United States absent registration under the U.S. Securities Act or an applicable exemption from such registration requirements and in accordance with all applicable state securities laws of any state of the United States.  Purchasers of the warrants or the common shares issuable upon exercise thereof may not engage in hedging transactions with regard to the warrants or the common shares issuable upon the exercise thereof unless in compliance with the U.S. Securities Act.

On March 16, 2011 we announced that on March 15, 2011, we filed a resale registration statement on Form S-3 (SEC File No. 333-172826) with the SEC.  The registration statement registers for resale common shares, warrants and common shares issuable upon the exercise of warrants held by certain securityholders named in the registration statement.  The selling securityholders are under no obligation to sell the securities.  The registration statement also registers the issuance by us of common shares underlying the warrants to holders that purchase the warrants pursuant to the resale registration statement, if and when it becomes effective.  We will not receive any proceeds from the resale of the securities, other than proceeds relating to the exercise of warrants, if those warrants are exercised.

We agreed to file the resale registration statement pursuant to the terms of our October 22, 2010 private placement of 14,666,739 special warrants.  The special warrants were issued to the selling securityholders at a purchase price of $2.30 per special warrant for aggregate gross proceeds to us of $33,733,500.  Following approval of the private placement by our shareholders at a special meeting held on December 15, 2010, each special warrant was automatically exercised, for no additional consideration, for one common share and one common share purchase warrant.  In addition, we issued a total of 641,305 special warrants and 630,436 compensation warrants to the agents and finders that provided services to us in connection with the private placement

Repayment of Notes

On March 7, 2011, we announced that we repaid the $23,000,000 principal amount of 10% senior secured notes (plus accrued interest) which matured on March 4, 2011.

Combination Agreement with Midas Gold

On, April 6, 2011, we announced the completion of our previously announced combination involving Midas Gold, Inc., our wholly owned subsidiary, Vista Gold U.S. Inc. and Vista Gold US Inc.’s wholly owned subsidiary, Idaho Gold Resources, LLC.  As part of the combination, each of Midas Gold, Inc. Vista Gold U.S. Inc. and Idaho Gold Resources, LLC contributed their respective gold assets in the Yellow Pine-Stibnite District in Idaho to a new Canadian private company named Midas Gold Corp. In exchange for the contribution of its Yellow Pine assets, Vista Gold U.S. Inc. was issued 30,402,615 common shares in the capital of Midas Gold Corp.

Concurrently with the combination, Midas Gold Corp. completed a private placement of 6,129,800 common shares at a purchase price of Cdn$2.50 to raise gross proceeds of Cdn$15,324,500.  We purchased an additional 1,400,000 common shares of Midas Gold Corp. through the placement for an aggregate purchase price of Cdn.$3,500,000.

Following the combination and the private placement we and Vista Gold US together hold 31,802,615 common shares of Midas Gold Corp. representing 37.4% (basic) and 34.2% (fully diluted basis) of the issued and outstanding common shares of Midas Gold Corp.

Bought Deal Offering

On April 12, 2011, we announced that we had entered into an agreement with a syndicate of underwriters co-led by GMP Securities L.P. and Wellington West Capital Markets Inc., pursuant to which the underwriters have agreed to purchase, on a bought deal basis, 9,000,000 of our common shares at a price of Cdn$3.30 per common share for aggregate gross proceeds to us of Cdn$29,700,000. The common shares are to be sold by way of a prospectus supplement to our existing base shelf prospectus dated April 27, 2009 and filed with the securities commissions in all of the provinces and territories of Canada (other than the Province of Québec) and in the United States by way of a prospectus supplement to our base shelf prospectus included in our shelf registration statement filed with the SEC on April 28, 2009. The common shares will also be offered on a private placement basis in certain jurisdictions outside of Canada and the United States pursuant to applicable prospectus exemptions.

We will grant the underwriters an over-allotment option to purchase additional common shares in an amount equal to up to 15% of the number of common shares sold pursuant to the offering at the issue price, exercisable at any time up to 30 days from the closing of the offering.

We intend to use the net proceeds of the offering as follows: (i) advancement of the Mt. Todd Project; (ii) exploration at the Guadalupe de los Reyes gold-silver project; (iii) permitting process at the Concordia gold project and (iv) general corporate and working capital purposes.

Closing of the offering is expected to occur on or about April 20, 2011, and is subject to receipt of all necessary regulatory approvals, including the approval of the Toronto Stock Exchange and the NYSE Amex Equities.

The Offering

Securities offered by the Selling Warrantholders	15,308,044 warrants to purchase common shares as well as 15,308,044 common shares issuable upon exercise of such warrants by the Selling Warrantholders.
Securities offered by the Selling Shareholders	15,308,044 common shares held by the Selling Shareholders.
Securities offered by the Company to warrantholders other than the Selling Warrantholders
15,308,044 common shares issuable upon exercise of outstanding warrants by persons who acquired such warrants as a result of the resale of warrants by Selling Warrantholders pursuant to this Prospectus.

The common shares covered by this Prospectus also will include such additional common shares, which as of the date of this Prospectus is indeterminable, that we may be required to issue upon exercise of the warrants from time to time as a result of the antidilution provisions of the warrants.

Use of Proceeds
We estimate that we will receive up to a maximum of $76,594,570 from the exercise of all warrants, assuming all warrants are exercised at the maximum exercise price of $5.00.

We intend to use net proceeds  from the exercise of all warrants for (i) development of our Mt. Todd gold project, (ii) acquisitions, (iii) development of existing or acquired mineral properties, (iv) working capital requirements, (v) to repay indebtedness outstanding from time to time or (vi) for other general corporate purposes.

We will not receive any proceeds from the resale by the Selling Warrantholders of the warrants or common shares issuable upon the exercise of such warrants. We also will not receive any proceeds from the resale by the Selling Shareholders of common shares. All such proceeds will be received by the respective Selling Securityholders.

NYSE Amex and TSX Symbol
Our common shares are listed on the NYSE Amex and the Toronto Stock Exchange under the symbol "VGZ".  Our Warrants are currently listed on the Toronto Stock Exchange under the listing symbol “VGZ.WT.S”.

Risk Factors
Before investing in our common shares or the warrants, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 8 of this Prospectus and all other information appearing elsewhere and incorporated by reference in this Prospectus.

Tax Considerations
Purchasing the common shares and warrants may have tax consequences in the United States and Canada. This Prospectus may not describe these consequences fully. Investors should read the tax discussion in this Prospectus and consult with their tax advisor. See the sections entitled "Certain United States Federal Income Tax Considerations" and "Certain Canadian Federal Income Tax Consideration for U.S. Residents" in this Prospectus.

Terms of the Warrants

Warrants Offered	15,308,044 warrants
Exercise
Each of the warrants is exercisable over a five-year period from October 22, 2010, to purchase one common share of the Company at a purchase price of $3.50 during the first year, $4.00 during the second year, $4.50 during the third year and $5.00 thereafter until the expiry of the warrants.

Expiration Date	4:30 p.m. (Vancouver time) on October 22, 2015
Acceleration and Cancellation
If the closing price of our common shares on the NYSE Amex is at least 35% above the current exercise price of the warrants for a period of 15 consecutive trading days, then we have the option to request that the warrants be exercised.  If the warrants are not exercised within 25 business days following this request, they will be cancelled.

Antidilution
The exercise price per common share and the number of common shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of certain events including, but not limited to, the following:

●   the issuance to all, or substantially all, of the Company’s shareholders of a stock dividend;
●   the subdivision or reduction of the Company’s common shares into a greater or smaller number of common shares, as applicable;
●    the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another body corporate; and
●    a reclassification or other similar change to the Company’s outstanding common shares.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Prospective investors in a particular offering of securities should carefully consider the following risks, as well as the other information contained in this Prospectus and the documents incorporated by reference herein before investing in our securities.  If any of the following risks actually occurs, the Company’s business could be materially harmed.  The risks and uncertainties described below are not the only ones the Company faces.  Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company’s business.

Feasibility study results and preliminary assessment results are based on estimates that are subject to uncertainty.

Feasibility studies are used to determine the economic viability of a deposit, as are pre-feasibility studies and preliminary assessments. Feasibility studies are the most detailed and reflect a higher level of confidence in the reported capital and operating costs. Generally accepted levels of confidence are plus or minus 15% for feasibility studies, plus or minus 25-30% for pre-feasibility studies and plus or minus 35-40% for preliminary assessments. These levels reflect the levels of confidence that exist at the time the study is completed. While these studies are based on the best information available to us for the level of study, we cannot be certain that actual costs will not significantly exceed the estimated cost. While Vista incorporates what it believes is an appropriate contingency factor in cost estimates to account for this uncertainty, there can be no assurance that the contingency factor is adequate.

The economic viability of a mineral deposit is based on many factors that are subject to uncertainty.

Many factors are involved in the determination of the economic viability of a mineral deposit, including the achievement of satisfactory mineral reserve estimates, the level of estimated metallurgical recoveries, capital and operating cost estimates and estimates of future gold prices. Resource estimates are based on the assay results of many intervals from many drill holes and the interpolation of those results between holes. There is no certainty that metallurgical recoveries obtained in bench scale or pilot plant scale tests will be achieved in commercial operations. Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the orebody, ground and mining conditions, expected recovery rates of the gold from the ore and anticipated environmental and regulatory compliance costs. Each of these factors involves uncertainties and as a result, we cannot give any assurance that our development or exploration projects will become operating mines. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change as the result of changing commodity and supply costs. If a mine is developed, actual operating results may differ from those anticipated in a feasibility study.

We require certain governmental authorizations and permits for our business, including our development plans and operating activities.  We could incur substantial costs or disruptions to our business if we cannot obtain, renew or maintain the necessary authorizations and permits.

A major risk inherent in our business is the requirement to obtain authorizations and permits from governmental authorities.  Delays in obtaining authorizations or permits, failure to obtain an authorization or permit or receipt of an authorization or permit with unreasonable conditions or costs could have a material adverse effect on our ability to develop one or more of our gold projects, including, but not limited to, the Concordia and Mt. Todd gold projects.  The failure to obtain necessary permits could result in an impairment and write down of the carrying value of our projects.

We are awaiting receipt of certain permits needed before construction can begin on the Concordia gold project.  We may experience delays in the commencement of construction on the Concordia gold project due to delays in receiving the required permits.  There can be no assurance whether or when construction at the Concordia gold project will commence.  If we are unable to acquire the required permits to mine the Concordia gold project, then we will not have mineral reserves under SEC Industry Guide 7 or NI 43-101, which could result in an impairment and write down of the carrying value of the project.

Likewise, as we proceed with development at the Mt. Todd gold project, if we fail to acquire the necessary permits, then we will not have mineral reserves under SEC Industry Guide 7 or NI 43-101, which could result in an impairment and write down of the carrying value of the project.

There may be delays in commencement of construction on the Concordia gold project.

Delays in commencement of construction could result from delays in receiving the required governmental permits including the CUSF, or other permits related to the construction of the desalination plant, pipeline, power line, or widening of the public access road, or from factors such as availability and performance of engineering and construction contractors, suppliers and consultants, availability of required equipment and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we depend, or lack of availability of required equipment, or delay or failure to receive required governmental approvals, could delay or prevent commencement of construction on the Concordia gold project. There can be no assurance whether or when construction at the Concordia gold project will commence or that the necessary personnel, equipment or supplies will be available to us if and when construction is commenced. If we are unable to acquire permits to mine the property, then we will have no reserves under U.S. Industry Guide 7 and NI 43-101, which could result in an impairment and write-down of the carrying value of the project.

There may be delays in obtaining the CUSF for the Concordia gold project

Our initial CUSF application was dismissed on administrative grounds by the SEMARNAT.  Specifically, SEMARNAT dismissed the CUSF application, without a review of its substantive merit, for the alleged failure by our Mexican subsidiary, Desarrollos Zapal S.A. de C.V., to provide certain information and satisfy procedural requirements.  We are currently working to clarify SEMARNAT’s specific requirements.  We intend to make the appropriate amendments and re-file a new CUSF application.  The CUSF is required before we can commence construction of the Concordia gold project.  Amending and resubmitting the CUSF application for review by SEMARNAT will cause unknown delays in the commencement of the Concordia gold project.  There are many variables and uncertainties involved throughout the CUSF application approval process which could further delay the application and therefore further delay commencement of the Concordia gold project.

Failure to secure permits for the Concordia gold project could negatively impact our mineral reserves.

We have not received all of the governmental permits for the Concordia gold project. After dismissal for administrative reasons of our CUSF application, we intend to make the appropriate amendments and re-file a new CUSF application. However, there are many variables and uncertainties involved throughout the CUSF approval process and approval is not guaranteed. If we are unable to secure a CUSF, Mexican law will prohibit us from mining the Concordia gold project and, accordingly, we will have no reserves at the Concordia gold project under SEC Industry Guide 7 and NI 43-101, which could result in an impairment and write-down of the carrying value of the project.

Increased costs could affect our financial condition.

We anticipate that costs at our projects including the Concordia gold project, Mt. Todd gold project and our Awak Mas gold project as well as other properties that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability and could result in an impairment charge.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

We cannot be certain that our acquisition, exploration and development activities will be commercially successful.

We currently have no properties that produce gold in commercial quantities. Substantial expenditures are required to acquire existing gold properties, to establish mineral reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot be assured that any mineral reserves or mineralized material (mineral resources under Canadian guidelines) acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

Acquisitions and integration issues may expose us to risks.

Our business strategy includes making targeted acquisitions.  Any acquisition that we make may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks.  Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with our operations.  Any acquisitions would be accompanied by risks.  For example, there may be significant decreases in commodity prices after we have committed to complete the transaction and have established the purchase price or exchange ratio; a material ore body may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant.  If we choose to use equity securities as consideration for such an acquisition, existing shareholders may suffer dilution.  Alternatively, we may choose to finance any such acquisition with our existing resources.  There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

The issuance of additional Common Shares may negatively impact the trading price of our common shares.

We have issued equity securities in the past and may continue to issue equity securities to finance our activities in the future, including to finance future acquisitions, or as consideration for acquisitions of businesses or assets.  In addition, outstanding options, restricted stock units, warrants and broker warrants to purchase common shares may be exercised, resulting in the issuance of additional common shares.  The issuance by us of additional common shares would result in dilution to our shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common shares.

The price of our securities may fluctuate and may result in losses to investors.

The trading price of our common shares has been and may continue to be subject to large fluctuations, which may result in losses to investors.  The high and low intraday sale prices of our common shares on the NYSE Amex Equities (“NYSE Amex”) were $5.95 and $0.77 in 2008; $3.38 and $1.16 in 2009; and $3.45 and $1.30 in 2010 and on the Toronto Stock Exchange (“TSX”) were CDN$5.99 and CDN$0.98 in 2008; CDN$3.63 and CDN$1.40 in 2009; and CDN$3.59 and CDN$1.33 in 2010.  The trading price of our warrants may be subject to large fluctuations, which may result in losses to our investors.  The high and low intraday sale prices of our warrants on the TSX were CDN$2.00 and CDN$1.36 between March 1, 2011 and April 13, 2011.  The trading price of our common shares and warrants may increase or decrease in response to a number of events and factors, including:

●	material events in our business;

●	trends in the gold mining industry and the markets in which we operate;

●	changes in the price of gold;

●	changes in financial estimates and recommendations by securities analysts;

●	acquisitions and financings;

●	global and regional political and economic conditions and other factors;

●	general stock market conditions;

●	the operating and share performance of other companies that investors may deem comparable to us; and

●	purchase or sales of blocks of our common shares.

This volatility may adversely impact the price of the common shares regardless of our operating performance.

We have never declared dividends.

We have never declared or paid any dividends on our common shares.  Currently, we intend to retain our earnings, if any, to finance the growth and development of the business and do not expect to pay dividends or to make any other distributions in the future, which may limit the way in which investors may realize any returns on their investment.

Joint ventures and other partnerships in relation to our properties may expose us to risks.

We may enter into joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of certain of the properties in which we have an interest.  Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership.  Further, we may be unable to exert control over strategic decisions made in respect of such properties.  Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our securities.

We have no history of producing metals from our current mineral properties and limited recent experience with producing mines; there can be no assurance that we will successfully establish mining operations or profitably produce precious metals.

We have no history of producing metals from our current mineral properties.  We do not produce gold and do not currently generate operating earnings.  While we seek to move the Concordia and Mt. Todd gold projects into production, such efforts will be subject to all of the risks associated with establishing new mining operations and business enterprises including:

●	the timing and cost, which are considerable, of the construction of mining and processing facilities;

●	the ability to find sufficient gold reserves to support a profitable mining operation;

●	the availability and costs of skilled labor and mining equipment;

●	compliance with environmental and other governmental approval and permit requirements;

●	the availability of funds to finance construction and development activities;

●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and

●	potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies.

The costs, timing and complexities of mine construction and development may be increased by the remote location of our properties.  It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up.  In addition, our management will need to be expanded.  This could result in delays in the commencement of mineral production and increased costs of production.  Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations.

Our continuing historical reclamation obligations at the Mt. Todd gold project and our reclamation requirements on our other properties could require significant additional expenditures.

We could be responsible for the reclamation obligations related to previous disturbances located on all of our properties, including the Mt. Todd gold project.  The Mt. Todd site was not reclaimed when the original mine closed and as a result, the dumps and heap leach pad require ongoing care and maintenance.  We provide that care and maintenance, but will not be responsible for the environmental liability resulting from previous operations until we make the decision to re-open the mine and have received the appropriate permits.  The reclamation obligations of the historic operations involve substantially the same areas that the Company would be required to reclaim, if it was to undertake a proposed operation on the property. The obligation therefore would not necessarily involve a substantially greater obligation than Vista would assume for its own proposed operations. The award of the permits to Vista would require an agreement by the Company to provide a bond in a form satisfactory to the NT Government that would cover the expense of the reclamation of the property. The satisfaction of any bonding requirements and continuing or future reclamation obligations on our properties will require a significant amount of capital.  There is a risk that we will be unable to fund these historical and future reclamation requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration or development activities on such properties, including at the Mt. Todd gold project.  Such events could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our securities.

We have a history of losses and may incur losses in the future.

We have incurred losses since inception and may incur net losses in the future.  We incurred the following losses from operations during each of the following periods:

●	approximately $10 million for the year ended December 31, 2010;

●	approximately $2 million for the year ended December 31, 2009; and

●	approximately $10 million for the year ended December 31, 2008.

We had an accumulated deficit of approximately $203 million and $193 million as at December 31, 2010 and December 31, 2009, respectively.

We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations.  We have committed and plan to continue to commit substantial capital and other resources to the ongoing development of the Concordia and Mt. Todd gold projects.  The amount and timing of future expenditures will depend on a number of factors, including, but not limited to, the progress of ongoing development and operations, permitting matters, the timing of development, the costs of production, the commercial viability of production and other factors, some of which are beyond our control.  We cannot assure investors that we will ever achieve profitability.

Historical production of gold at our Mt. Todd gold project may not be indicative of the potential for future development or revenue.

The Mt. Todd gold project was an operating mine in the late 1990’s.  Based on a review of project files, our management believes that approximately 27.1 million short tons grading 0.031 gold ounces per ton and containing 826,000 ounces of gold were extracted between 1996 and the termination of mining in 2000.  Processing was by a combination of heap-leach production from oxide ore and cyanidation of sulfide ore.  The remaining mineralization consists of sulfide mineralization lying below and along strike of the existing open pit.  Historical production of gold from our Mt. Todd gold project may not be indicative of the potential for future development of the property.  Due to the uncertainties associated with exploration and development, including variations in geology and structure, there is no assurance that our development efforts will be successful or that prior operating results are reflective of additional or economically developable deposits.  Investors in our securities should not rely on historical operations as an indication that our mining properties will be placed into commercial production again or that such properties will produce revenues or be profitable.

We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of our mining properties.

We have obtained permits and water rights that we currently use to service the activities on our various properties and we plan to obtain all required permits and water rights to serve other properties we may develop or acquire in the future.

However, the amount of water that we are entitled to use pursuant to our water rights must be determined by the appropriate regulatory authorities in the jurisdictions in which we operate.  Such regulatory authorities may amend the regulations regarding such water rights, increase the cost of maintaining such water rights, or eliminate our current water rights and we may be unable to retain all or a portion of such water rights.  In addition, water at the Mt. Todd gold project is expected to be provided from a raw water dam and reservoir.  Drought or drought-like conditions in the area feeding the reservoir could limit or extinguish this water supply.  Accordingly, there is no assurance that we will have access to the amount of water needed to explore or develop our properties or to operate a mine at our properties, which may prevent us from generating revenue, and which could materially adversely affect our financial condition, cash flows and the price of our securities.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties.  There can be no assurance that our defense of such claims will be successful.  A successful claim against us could have a material adverse affect on our business prospects, financial condition, results of operation and the price of our securities.

We do not insure against all risks to which we may be subject in our planned operations.

We do not maintain insurance to cover all of the potential risks associated with our operations or future operations.  We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all.  Insurance coverage may not continue to be available, or may not be adequate to cover all liabilities.  We might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of premium costs or other reasons.  Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our properties.  A significant loss or liability could force us to reduce or terminate our operations on a specific project or altogether.

If we fail to hire and retain our key personnel, it may have an adverse effect on our operations.

We depend on a number of key personnel, including Michael B. Richings, our Executive Chairman and Chief Executive Officer, Frederick H. Earnest, our President and Chief Operating Officer, and Gregory G. Marlier, our Chief Financial Officer.  We rely heavily on these individuals for the conduct of our business.  We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers.  The loss of any one of these personnel could have an adverse effect on our operations.  We have employment contracts with each of these key personnel.  We do not have key man life insurance.

Our ability to manage growth effectively will require us to continue to implement and improve our management systems and to recruit and train new employees.  Although we have done so in the past and expect to do so in the future, we cannot assure you that we will be successful in attracting and retaining skilled and experienced personnel.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

Our principal assets are mineral reserves and mineralized material. We intend to attempt to acquire additional properties containing mineral reserves and mineralized material (mineral resources under Canadian guidelines). The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties. The value of these mineral reserves and mineralized material (mineral resources under Canadian guidelines), and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect our asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, we could elect not to be insured against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Calculations of mineral reserves and of mineralized material are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore, and recoverability of metal in the mining process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until mineral reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of mineral reserves and ore may vary depending on metal prices. Estimates of mineralized material (mineral resources under Canadian guidelines) are subject to uncertainty as well. The estimating of mineral reserves and mineralized material (mineral resources under Canadian guidelines) is a subjective process and the accuracy of such estimates is a function of the quantity and quality of available data and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any reserve or mineralized material estimate (estimate of mineral resources under Canadian guidelines), and the actual deposits encountered and the economic viability of mining a deposit may differ materially from our estimates. Estimated mineral reserves or mineralized material (mineral resources under Canadian guidelines) may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence estimates of mineral reserves or mineralized material (mineral resources under Canadian guidelines). Any material change in the quantity of mineral reserves, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Our exploration and development operations are subject to environmental regulations, which could result in us incurring additional costs and operational delays.

All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We are currently subject to U.S. federal and state government environmental regulations with respect to our properties in Idaho and California in the United States. We are also currently subject to environmental regulations with respect to our properties in Mexico, Australia and Indonesia.

U.S. Federal Laws

The U.S. Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement (“EIS)” prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project we undertake.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict, joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our U.S. properties.

Idaho Laws

Permitting a mining operation, such as Yellow Pine, located on patented mining claims within a National Forest in Idaho would require obtaining various federal, state and local permits under the coordination of the Idaho joint review process. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil and socioeconomic parameters. An EIS would be required for any mining activities proposed on public lands. Permits would also be required for storm-water discharge; wetland disturbance (dredge and fill); surface mining; cyanide use, transport and storage; air quality; dam safety (for water storage and/or tailing storage); septic and sewage; water rights appropriation; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or might have to delay the start of production.

California Laws

A new mining operation in California, such as the Long Valley gold project which is on federal unpatented mining claims within a National Forest, requires various federal, state and local permits. Mining projects require the establishment and presentation of environmental baseline conditions for air, water, vegetation, wildlife, cultural, historical, geological, geotechnical, geochemical, soil, and socioeconomic parameters. An EIS would be required for any mining activities proposed on public lands. Also required would be a Plan of Operations/Reclamation Plan, and permits for waste-water discharge and wetland disturbance (dredge and fill); a county mining plan and reclamation plan; a county mining operations permit; special use permits from the U.S. Forest Service; and possibly others. In addition, compliance must be demonstrated with the Endangered Species Act and the National Historical Preservation Act consultation process. Possible county zoning and building permits and authorization may be required. Baseline environmental conditions are the basis by which direct and indirect project-related impacts are evaluated and by which potential mitigation measures are proposed. If our project is found to significantly adversely impact any of these baseline conditions, we could incur significant costs to correct the adverse impact, or delay the start of production. In addition, on December 12, 2002, California adopted a “backfilling law” requiring open-pit surface mining operations for metallic minerals to back-fill the mines. While we have determined that the geometry of our Long Valley gold project would lend itself to compliance with this law, future adverse changes to this law could have a corresponding adverse impact on our financial performance and results of operations, for example, by requiring changes to operating constraints, technical criteria, fees or surety requirements.

Mexico Laws

We are required under Mexican laws and regulations to acquire permits and other authorizations before the Concordia or Guadalupe de los Reyes gold projects can be developed and mined. Since the passage of Mexico’s 1988 General Law on Ecological Equilibrium and Environmental Protection, a sophisticated system for environmental regulation has evolved. In addition, the North American Free Trade Agreement requirements for regulatory standards in Mexico equivalent to those of the United States and Canada have obligated the Mexican government to continue further development of environmental regulation. Most regulatory programs are implemented by various divisions of SEMARNAT. While we believe that we have or will be able to obtain on a timely basis the necessary permits to place the Concordia gold project into production, there can be no assurance that we will be able to acquire updates to necessary permits or authorizations on a timely basis. See discussions of Concordia permit status under the section heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  Likewise, there can be no assurance that we will be able to acquire the necessary permits or authorizations on a timely basis to place the Guadalupe de los Reyes gold project into production. Delays in acquiring any permit, authorization or updates could increase the development cost of the Concordia gold project or the Guadalupe de los Reyes gold project, or delay the start of production. The most significant environmental permitting requirements, as they relate to the Concordia and the Guadalupe de los Reyes gold projects are developing reports on environmental impacts; regulation and permitting of discharges to air, water and land; new source performance standards for specific air and water pollutant emitting sources; solid and hazardous waste management regulations; developing risk assessment reports; developing evacuation plans; and monitoring inventories of hazardous materials. If the Concordia or the Guadalupe de los Reyes gold projects are found to not be in compliance with any of these requirements, we could incur significant compliance costs, or might have to delay the start of production.

Australia Laws

Mineral projects in the Northern Territory are subject to Australian federal and Northern Territory laws and regulations regarding environmental matters and the discharge of hazardous wastes and materials. As with all mining projects, the Mt. Todd gold project would be expected to have a variety of environmental impacts should development proceed. We are required under Australian laws and regulations (federal, state and territorial) to acquire permits and other authorizations before the Mt. Todd gold project can be developed and mined. In Australia, environmental legislation plays a significant role in the mining industry. Various environmental documents such as the EIS over the Mt. Todd gold project, covering studies on, inter alia, air, water, pollution, hazardous and toxic wastes, reclamation of mining area, etc. must be prepared and submitted to the Mining and Petroleum Authorizations and Evaluation Division of the Department of Primary Industries, Fisheries and Mines of the Northern Territory government for approval.

The preparations of the EIS and related documents and other relevant environmental licenses would involve incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Northern Territory government also has administrative discretion not to approve the EIS documents or grant the required environmental licenses (including any renewal or extensions of such documents). We have entered into an agreement with the Northern Territory relating to environmental and rehabilitation issues. We must also comply with Aboriginal heritage legislation requirements which require heritage survey work to be undertaken prior to the commencement of mining operations. All these conditions may result in the occurrence of significant production costs and may delay the production activity of the Mt. Todd gold project.

These conditions could frustrate investors seeking certainty in their investments, and as a result we may incur costs and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Mt. Todd gold project.

Indonesia Laws

We are required under Indonesian laws and regulations to acquire permits and other authorizations before our Indonesian mining project, the Awak Mas gold project, can be developed and mined. In Indonesia, environmental legislation plays a significant role in the mining industry. Various environmental documents such as the analysis of environmental impact (“AMDAL”) concerning the Awak Mas gold project, covering studies on, inter alia, air, water, land, pollution, hazardous and toxic wastes and reclamation of mining area, must be prepared and submitted to the Ministry of Environment for approval. In addition, we are also required to submit periodical environmental reports to the relevant environmental government agencies pursuant to the AMDAL and other required environmental licenses (e.g. license for tailing waste).

The preparation of AMDAL documents and other relevant environmental license documents involves incurrence of time and costs and there is no assurance that those approvals/licenses can be obtained in a timely manner. The Indonesian government also has administrative discretion not to approve AMDAL documents or grant the required environmental licenses (including any renewal or extensions of such documents). All these conditions may delay the production activity of the Awak Mas gold project.

Failure to meet all of the requirements with respect to the above environmental documents, licensing and report submissions could cause us to be subject to administrative and criminal sanctions as well as fines. In extreme cases, the administrative sanctions can also be imposed in the form of revocation of our business license and the contract of work that we have with the Indonesian government.

As well, from time to time the implementation of the regional autonomy law in Indonesia can cause uncertainty as to the existence and applicability of national and regional regulations (including in the environmental sector). Often regional regulations are in conflict with higher regulations that apply nationally. As a result we may incur cost and time to manage any issues which may arise and that could possibly affect the overall mining activity of the Awak Mas gold project.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price.

We are subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the Securities and Exchange Commission, the NYSE Amex, and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by Congress, making compliance more difficult and uncertain. For example, on July 21, 2010, Congress passed the Dodd-Frank Wall Street Reform and Protection Act. Our efforts to comply with the Dodd-Frank Act and other new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our receipt of future payments in connection with our disposal of the Amayapampa gold project is subject to uncertainty.

In April 2008, we announced the disposal of our wholly-owned subsidiary Vista Gold (Antigua) Corp. (“Vista Gold Antigua”) to Republic Gold Limited (“Republic”). Vista Gold Antigua indirectly held our interest in the Amayapampa gold project in Bolivia. See section heading “Item 8. Financial Statements and Supplementary Data—Note 3—Dispositions” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  Under the terms of the transaction, Republic agreed to pay us $3.0 million in three equal payments of $1.0 million. The first of these payments is due and payable upon the start of commercial production at Amayapampa followed by $1.0 million payments on each of the first and second anniversaries of the start of commercial production. In addition, Republic has agreed to pay us a net smelter return royalty on the gold produced by or on behalf of Republic from the Amayapampa gold project in varying percentages depending on the price of gold per ounce. The Amayapampa gold project is not currently in production and we cannot assure that it will ever become a producing mine or, if production is commenced at the mine, the timing and amounts for any such production. Further, having disposed of the Amayapampa gold project, we have no control over the development of the project. Depending on whether and when production commences at Amayapampa and levels of production achieved, receipt by us of the future payments contemplated by the purchase and sale agreement for the Amayapampa gold project is subject to uncertainty. Finally, a number of legal proceedings have been initiated in Bolivia with respect to the ownership interests in the mining concessions comprising the Amayapampa gold project. Although we are not a party to these proceedings, if these challenges are successful, then we may lose our royalty and payment stream described above.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We may be unable to raise additional capital on favorable terms.

The exploration and development of our properties, specifically the construction of mining facilities and commencement of mining operations, require substantial additional financing. Significant capital investment is required to achieve commercial production from each of our properties. We will have to raise additional funds from external sources in order to maintain and advance our existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available, we may have to substantially reduce or cease our operations.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of our directors are directors or officers of other natural resource or mining-related companies. Michael B. Richings is a director of Midas Gold Corp.  John Clark is a director of Crown Point Ventures and MarketVision Direct Inc.  C. Thomas Ogryzlo is a director of Aura Minerals Inc. and Baja Mining Corp.  W. Durand Eppler is director of Augusta Resource Corporation, Golden Minerals Company and Frontier Mining Limited. Tracy Stevenson is the non-executive chairman and a director of Quaterra Resources Inc. and a director of Ivanhoe Mines Ltd.  These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict at a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which any directors, or management, may have a conflict. In accordance with the laws of the Yukon Territory, the directors of all Yukon Territory companies are required to act honestly, in good faith and in the best interests of a company for which they serve as a director.

There may be challenges to our title in our mineral properties.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

Our property interests in Mexico and Indonesia are subject to risks from political and economic instability in those countries.

We have property interests in Mexico and Indonesia which may be affected by risks associated with political or economic instability in those countries. The risks include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation. In addition, changes in mining or investment policies or shifts in political attitude in Mexico or Indonesia may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.  On January 24, 2011 we issued a press release commenting on the permitting process for the Concordia gold project.  The Concordia project had been the object of what we believed to be misleading media coverage in the Mexican state of Baja California Sur ("BCS").  Regardless of attempts by those opposed to the project to change the laws that regulate mining (which is a federal mandate and can only be changed at the federal level), Vista is proceeding with development of the Concordia gold project in accordance with federal mining and environmental laws and continues to be in compliance with all statutory obligations and responsibilities in BCS.

Our financial position and results are subject to fluctuations in foreign currency values.

Because we have mining exploration and evaluation operations in North America and in Australia and Indonesia, we are subject to foreign currency fluctuations, which may materially affect our financial position and results. We do not engage in currency hedging to offset any risk of currency fluctuations.

We measure and report our financial results in U.S. dollars. We have mining projects in the United States, Mexico, Australia and Indonesia, and we are looking for other projects elsewhere in the world. Economic conditions and monetary policies in these countries can result in severe currency fluctuations.

Currently all our material transactions in Mexico, Australia and Indonesia are denominated in U.S. dollars. However, if we were to begin commercial operations in any of these or other countries, it is possible that material transactions incurred in the local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining profits from operations in that country.

We are likely a "passive foreign investment company" which will likely have adverse U.S. federal income tax consequences for U.S. shareholders

U.S. shareholders of our common shares should be aware that we believe we were classified as a passive foreign investment company (“PFIC”) during the taxable year ended December 31, 2010, and based on current business plans and financial projections, we believe there is a significant likelihood that we will be a PFIC during the current taxable year.  If we are a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of common shares, or any so-called “excess distribution” received on their common shares, as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the shareholder makes a timely and effective "qualified electing fund" (“QEF Election”) or a "mark-to-market" election with respect to the common shares.  A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders.  However, U.S. shareholders should be aware that there can be no assurance that we will satisfy record keeping requirements that apply to a QEF Election, or that we will supply U.S. shareholders with information that such U.S. shareholders require to report under the QEF Election rules, in event that we are a PFIC and a U.S. shareholder wishes to make a QEF Election.  Thus, U.S. shareholders may not be able to make a QEF Election with respect to their common shares.  A U.S. shareholder who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the common shares over the taxpayer’s basis therein.  This paragraph is qualified in its entirety by the discussion below under the heading “Certain U.S. Federal Income Tax Considerations.”  Each U.S. shareholder should consult his or her own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of our common shares.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our directors and officers.

We are a Canadian corporation and certain of our directors and officers are neither citizens nor residents of the United States. A substantial part of the assets of several of these persons, and of us, are located outside the United States. As a result, it may be difficult or impossible for an investor:

●
to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and us; or

●	to bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and us.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC.  This means that the Company can disclose important information to you by referring you to those documents.  Any information the Company references in this manner is considered part of this Prospectus.  Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates and prior to effectiveness of the registration statement.

(a)
the Annual Report on Form 10-K of the Company, for the year ended December 31, 2010, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2010 and 2009 and for the three years ended December 31, 2010, together with the auditor’s report thereon, as filed on March 14, 2011;

(b)
the Company’s Proxy Statement on Schedule 14A, dated March 23, 2011, in connection with the Company’s May 6, 2011 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed on March 30, 2011;

(c)
the description of the Company’s common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description; and

(d)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

You may obtain copies of any of these documents by contacting the Company at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus supplement, at no cost, by writing or telephoning to:

Vista Gold Corp.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado 80127
Attention: Gregory G. Marlier, Chief Financial Officer
(720) 981-1185

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including all exhibits hereto and any documents that are incorporated by reference as set forth under the heading “Documents Incorporated by Reference”, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and forward-looking information under Canadian securities laws, that are intended to be covered by the safe harbor created by such legislation. All statements, other than statements of historical facts, included in this document, our other filings with the SEC and Canadian securities commissions and in press releases and public statements by our officers or representatives, that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and forward-looking information, including, but not limited to, such things as those listed below:

•	proposed use of proceeds from our private placement completed in October 2010;

•	estimates of future operating and financial performance;

•	potential funding requirements and sources of capital;

•	the timing, performance and results of feasibility studies;

•	plans and anticipated effects of the holding of approximately 34.2% of the issued and outstanding shares of Midas Gold Corp., on a fully diluted basis;

•	timing and receipt of required land use, environmental and other permits for the Concordia gold project and timing for completion of drilling and testing programs at the Concordia gold project;

•	results of the drilling program and other test results at the Concordia gold project;

•
timing and outcome for the amendment to our application for the Change of Forest Land Use Permit (which we refer to as the “CUSF”) for the Concordia gold project and the anticipated re-filing of the application with the Mexican Secretariat of the Environment and Natural Resources (which we refer to as “SEMARNAT”);

•	our belief that SEMARNAT’s comments on our CUSF application are without legal merit or beyond the scope of SEMARNAT’s legal authority;

•	our strategy for advancement of the permitting process for the Concordia gold project including the possible court challenge to SEMARNAT’s notice;

•	plans to purchase remaining surface land or obtain rights-of-way required for the Concordia gold project;

•	capital and operating cost estimates for the Concordia gold project, and anticipated timing for the commencement of construction at the Concordia gold project;

•	plans for evaluation of the Mt. Todd gold project;

•	production estimates and timing for gold production at the Concordia gold project and the Mt. Todd gold project;

•
potential for gold production at the Amayapampa gold project, timing and receipt of future payments in connection with the disposal of the Amayapampa gold project and status of legal proceedings in Bolivia;

•	future gold prices;

•	future business strategy, competitive strengths, goals and expansion and growth of our business;

•	our potential status as a producer;

•	plans and estimates concerning potential project development, including matters such as schedules, estimated completion dates and estimated capital and operating costs;

•	plans and proposed timetables for exploration programs and estimates of exploration expenditures;

•	estimates of mineral reserves and mineral resources;

•	potential joint venture and partnership strategies in relation to our properties; and

•	our future share and warrant prices and valuations prepared and about us and for marketable securities held by us.

The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “will”, “may” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements and information. These factors include risks such as:

•	feasibility study results and preliminary assessment results and the accuracy of estimates on which they are based;

•	the economic viability of deposits;

•	our ability to obtain, renew or maintain the necessary authorizations and permits for our business, including our development plans and operating activities;

•	delays in commencement of construction on the Concordia gold project;

•	status of our required governmental permits for the Concordia gold project;

•	the amendment and re-filing of our CUSF application and the uncertainty regarding SEMARNAT’s review of our amended CUSF application;

•
uncertainty regarding potential court action against SEMARNAT in relation to the dismissal of our CUSF application and risks related to the outcome of such court action, including failure to receive approval of the CUSF application, uncertainty regarding our legal challenges to SEMARNAT’s issues with our CUSF application and SEMARNAT’s authority in reviewing our CUSF application;

•	political factors influencing the approval of our CUSF application;

•	possible impairment or write-down of the carrying value of the Concordia gold project if the CUSF is not granted;

•	increased costs that affect our financial condition;

•	a shortage of equipment and supplies;

•	whether our acquisition, exploration and development activities will be commercially successful;

•	acquisition and integration issues;

•
trading price of our securities and our ability to raise funds in new share offerings due to future sales of our common shares in the public or private market and our ability to raise funds from the exercise of our warrants;

•	fluctuations in the price of our securities;

•	the lack of dividend payments by us;

•	the success of future joint ventures and partnerships relating to our properties;

•	our lack of recent production and limited experience in producing;

•	reclamation liabilities, including reclamation requirements at the Mt. Todd gold project;

•	our history of losses from operations;

•	historical production not being indicative of potential future production;

•	future water supply issues;

•	environmental lawsuits;

•	lack of adequate insurance to cover potential liabilities;

•	our ability to retain and hire key personnel;

•	fluctuations in the price of gold;

•	inherent hazards of mining exploration, development and operating activities;

•
the accuracy of our calculation of mineral reserves, mineral resources and mineralized material and fluctuations therein based on metal prices, inherent vulnerability of the ore and recoverability of metal in the mining process;

•	changes in environmental regulations to which our exploration and development operations are subject;

•	changes in climate change regulations;

•	changes in corporate governance and public disclosure regulations;

•	uncertainty related to our receipt of future payments in connection with our disposal of the Amayapampa gold project;

•	intense competition in the mining industry;

•	our ability to raise additional capital on favorable terms, if at all;

•	conflicts of interest of some of our directors as a result of their involvement with other natural resource companies;

•	potential challenges to our title to our mineral properties;

•	political and economic instability in Mexico and Indonesia;

•	fluctuation in foreign currency values; and

•	our likely status as a “passive foreign investment company” for U.S. federal tax purposes.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements please see "Risk Factors" in this Prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESERVE AND RESOURCE ESTIMATES

The terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM")—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CAUTIONARY NOTE TO ALL INVESTORS CONCERNING ECONOMIC ASSESSMENTS THAT INCLUDE INFERRED RESOURCES

Mineral resources that are not mineral reserves have no demonstrated economic viability.  The preliminary assessments on the Mt. Todd, Awak Mas, Yellow Pine and Long Valley gold projects are preliminary in nature and include “inferred mineral resources” that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves.  There is no certainty that the preliminary assessments at the Mt. Todd, Awak Mas, Yellow Pine and Long Valley gold projects will ever be realized.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Except as otherwise indicated, all financial statements and financial data contained in, or incorporated by reference into, this Prospectus have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which differ in certain significant respects from U.S. GAAP.  For a description of the material differences between Canadian GAAP and U.S. GAAP as they relate to the Company’s financial statements, see note 19 to the Company’s audited consolidated financial statements for the years ended December 31, 2009 and 2008, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this Prospectus.

The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of each period indicated and the high, low and average (based on the exchange rate on the last day of each month during such period) exchange rates for each of such periods (such rates, which are expressed in Canadian dollars are based on the noon buying rates for U.S. dollars reported by the Bank of Canada).

Year Ended December 31
	2010	2009	2008
High	Cdn$1.0778	Cdn$1.3000	Cdn$1.2969
Low	Cdn$0.9946	Cdn$1.0292	Cdn$0.9719
Average	Cdn$1.0299	Cdn$1.1420	Cdn$1.0660
End of Period	Cdn$0.9946	Cdn$1.0466	Cdn$1.2246

On April 13, 2011, the noon buying rate reported by the Bank of Canada was $1.00 = Cdn$0.9640.

USE OF PROCEEDS

The proceeds to be received by the Company from the exercise of the warrants described in this Prospectus, assuming all warrants are exercised at the maximum exercise price of $5.00, will be approximately $76.5 million.  We intend to use the net proceeds from the exercise of the warrants for (i) development of our Mt. Todd gold project, (ii) acquisitions, (iii) development of existing or acquired mineral properties, (iv) working capital requirements, (v) to repay indebtedness outstanding from time to time or (vi) for other general corporate purposes.

DESCRIPTION OF SECURITIES

Description of common shares

The Company is authorized to issue an unlimited number of common shares, without par value, of which 62,019,494 are issued and outstanding as at the date of this prospectus supplement.  There are options outstanding to purchase up to 2,472,619 common shares at a weighted average exercise price of $3.62 per share, 175,000 common shares underlying unvested restricted stock units with a weighted average grant date fair value of $2.87 per share and a vesting date of September 13, 2011, and warrants outstanding to purchase up to 15,938,480 common shares at a weighted average exercise price of $3.45 per share.  Holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by our board of directors and to receive a pro rata share of our assets available for distribution to the shareholders in the event of liquidation, dissolution or winding-up.  There are no pre-emptive, conversion or redemption rights attached to the common shares.

Description of Warrants

The following description summarizes the material terms and provisions of the warrants that may be sold by the Selling Warrantholders under this Prospectus.

General

The warrants were issued under and are governed by the terms of a warrant indenture (the “Warrant Indenture”) between the Company and Computershare Trust Company of Canada, as warrant trustee (the “Warrant Trustee”), dated October 22, 2010.

Rights of Holders Prior to Exercise

Prior to the exercise of the warrants, holders of the Selling Warrantholders will not have any of the rights of holders of the common shares issuable upon exercise of the warrants.

Transfer of Warrants

The warrants will be freely transferable, subject to Canadian and United States securities laws and the terms and conditions of the Warrant Indenture.

Exercise of Warrants

Each warrant entitles the holder thereof to purchase one common share of Company for a period of five-years from October 22, 2010 at a purchase price of $3.50 during the first year, $4.00 during the second year, $4.50 during the third year and $5.00 thereafter until the expiry of the warrants.  The warrants expire at 4:30 p.m. (Vancouver time) on October 22, 2015, provided, however, that if the closing price of the Company’s common shares on the NYSE Amex is at least 35% above the current exercise price of the warrants for a period of 15 consecutive trading days, the Company will have the option to request that the warrants be exercised.  If the warrants are not exercised within 25 business days following this request, they will be cancelled.

The Selling Warrantholders may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee in immediately available funds.  The warrant certificate sets forth the information that the Selling Warrantholders are required to deliver to the Warrant Trustee to exercise the Warrants.

The common shares issuable on exercise of the warrants will be, when issued in accordance with the terms of the warrants, duly and validly authorized, issued and fully paid and non-assessable.  We have authorized and reserved at least the number of common shares issuable upon exercise of all outstanding warrants.

No fractional common shares will be issued in connection with the exercise of a warrant.  In lieu of fractional shares, we will pay the holder an amount in cash equal to the applicable fractional amount multiplied by the exercise price of the warrant.

Anti-Dilution

Pursuant to the Warrant Indenture, the exercise price per common share and the number of common shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of certain events including, but not limited to, the issuance to all, or substantially all, of the Company’s shareholders of a stock dividend; the subdivision or reduction of the Company’s common shares into a greater or smaller number of common shares, as applicable; the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another body corporate; and the reclassification or other similar changes to the Company’s outstanding common shares.

Market

Our common shares are listed on the NYSE Amex and the Toronto Stock Exchange under the symbol "VGZ".  The last reported sale price of our common shares on the NYSE Amex on April 13, 2011 was $3.43 per common share and on the Toronto Stock Exchange was Cdn.$3.30 per common share.  Our warrants are currently listed on the Toronto Stock Exchange under the listing symbol “VGZ.WT.S”.  The last reported sale price of our warrants on the Toronto Stock Exchange on April 13, 2011 was Cdn.$1.36 per warrant.

The warrants are freely tradable in Canada, except to, or for the account or benefit, of any U.S. person (as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or person in the United States.  Neither the warrants nor the common shares issuable upon exercise of the warrants have been registered under the U.S. Securities Act, or any state securities laws of any state of the United States.  Accordingly, the warrants and the common shares issuable upon exercise thereof may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. person or any person in the United States absent registration under the U.S. Securities Act or an applicable exemption from such registration requirements and in accordance with all applicable state securities laws of any state of the United States.  Purchasers of the warrants or the common shares issuable upon exercise thereof may not engage in hedging transactions with regard to the warrants or the common shares issuable upon the exercise thereof unless in compliance with the U.S. Securities Act.

This Prospectus is part of a registration statement on Form S-3 to register the warrants and the common shares issuable upon exercise thereof under the U.S. Securities Act.

We have filed the Warrant Indenture as an exhibit to our Current Report on Form 8-K that was filed with the SEC on December 17, 2010.  See “Where You Can Find More Information”.

SELLING SECURITYHOLDERS

This Prospectus registers 15,308,044 common shares for resale by the Selling Shareholders and 15,308,044 warrants as well as 15,308,044 common shares issuable upon exercise of such warrants by the Selling Warrantholders.  Set forth below is information with respect to the number of common shares and the number of warrants registered for resale by the Selling Securityholders under this Prospectus.  The Selling Securityholders are not making any representation that any common shares or warrants covered by this Prospectus will be offered for sale. The Selling Securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of common shares or warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have investment and voting power with respect to the common shares and warrants registered under this Prospectus.

The numbers in the following table assume that none of the Selling Security Holders sell any common shares not being offered in this Prospectus or purchase additional common shares, and assume that all common shares and warrants offered are sold.

As of April 13, 2011, we had 62,019,494 common shares issued and outstanding.

	Beneficial Ownership Before Offering		Offering		Beneficial Ownership After Offering
Selling Securityholder	Number of Common Shares	Number of Warrants	Number of Common Shares	Number of Warrants	Number of Common Shares	Percentage of Common Shares	Number of Warrants	Percentage of Warrants
Exploration Capital Partners 2008, LP(1)	2,625,112	2,500,000	2,500,000	2,500,000	125,112	*	_	_
Alan J. Antin Trust Agreement, UAD 12/06/07; Alan J. Antin, Trustee(2)	10,000	10,000	10,000	10,000	_	_	_	_
Juan Ayala	4,500	4,500	4,500	4,500	_	_	_	_
Marvin Berkman Living Trust, UAD 8/18/10; Marvin Berkman, Trustee(3)	10,000	10,000	10,000	10,000	_	_	_	_
RBC Capital Markets Corp. CFBO Marvin Berkman, IRA; Acc# 793-03834(4)	27,000	27,000	27,000	27,000	_	_	_	_
Lisa Bolt	5,000	5,000	5,000	5,000	_	_	_	_
David & Joann Browning Family Trust, UAD 6/23/94; David & Joann Browning, Trustees(5)	26,000	26,000	26,000	26,000	_	_	_	_
Joseph Cassady Jr. & Christianna Cassady	20,000	20,000	20,000	20,000	_	_	_	_
Michael & Danielle Claroni;	22,000	22,000	22,000	22,000	_	_	_	_
David M. Cole	10,000	10,000	10,000	10,000	_	_	_	_
Richard Cooley MPP, UAD 01/01/02; Richard R. Cooley, Trustee(6)	6,500	6,500	6,500	6,500	_	_	_	_
Eloy & Ellen Corona Revocable Living Trust, UAD 6/15/10; Eloy & Ellen Corona, Trustees(7)	4,500	4,500	4,500	4,500	_	_	_	_

L Kenneth Countryman PSP, UAD 8/1/88; L Kenneth Countryman, Trustee(8)	6,500	6,500	6,500	6,500	_	_	_	_
Argentina 123 LLC(9)	5,000	5,000	5,000	5,000	_	_	_	_
Troy & Bonnie Davis	10,000	10,000	10,000	10,000	_	_	_	_
Kay L. Doré	17,000	17,000	17,000	17,000	_	_	_	_
Bruce E. Gerhardt	8,500	8,500	8,500	8,500	_	_	_	_
James L. Gibbons & Mary L. Gibbons)	4,500	4,500	4,500	4,500	_	_	_	_
RBC Capital Markets Corp. CFBO Mary Gibbons, Roth IRA; Acc# 793-04592(10)	13,000	13,000	13,000	13,000	_	_	_	_
RBC Capital Markets Corp. CFBO John D. Goddard, Jr., IRA; Acc# 793-01192(11)	6,000	6,000	6,000	6,000	_	_	_	_
RBC Capital Markets Corp. CFBO Mary W. Goddard, IRA; Acc# 793-01191(12)	10,000	10,000	10,000	10,000	_	_	_	_
Jay & Renitta Goldman	50,000	50,000	50,000	50,000	_	_	_	_
Gustafson Living Trust #2, UAD 12/11/98; Donald Gustafson, Trustee(13)	4,500	4,500	4,500	4,500	_	_	_	_
Harnack Family Trust #2 UAD 10/27/87; Anthony & Elizabeth Harnack, Trustees(14)	300,000	300,000	300,000	300,000	_	_	_	_
Anthony E. Harnack, II Trust #2, UAD 01/01/2004; Anthony E, Harnack II, Trustee(15)	26,000	26,000	26,000	26,000	_	_	_	_
RBC Capital Markets Corp. CFBO Erin Hilgert, IRA; Acc# 793-01861(16)	8,500	8,500	8,500	8,500	_	_	_	_
Frederick L. Hilgert	6,500	6,500	6,500	6,500	_	_	_	_
Frederick L. Hilgert	6,500	6,500	6,500	6,500	_	_	_	_
RBC Capital Markets Corp. CFBO Jeffrey Howard, IRA; Acc# 793-01581(17)	10,000	10,000	10,000	10,000	_	_	_	_
Howard Family Trust, UAD 4/29/99; Jeffrey & Pamela Howard; Trustees(18)	17,007	17,007	17,007	17,007	_	_	_	_
Mickey Howard & Rosario Tay Family Trust, UAD 8/28/07; Mickey Howard & Rosario Tay, Trustees(19)	15,000	15,000	15,000	15,000	_	_	_	_

Jackson 2009 Family Trust, UAD 10/9/09; Andrew & Jacqueline Jackson, Trustees(20)	10,000	10,000	10,000	10,000	_	_	_	_
RBC Capital Markets Corp. CFBO David Jenson, R/O IRA; Acc# 793-02100(21)	17,500	17,500	17,500	17,500	_	_	_	_
June Jenson Revocable Trust, UAD 06/11/07; June & Dave Jenson, Co-Trustees(22)	11,000	11,000	11,000	11,000	_	_	_	_
Jerry & Martha Kizer	7,500	5,000	5,000	5,000	2,500	*	_	_
Charles E. Koehn Jr.	43,000	40,000	40,000	40,000	3,000	*	_	_
RBC Capital Markets Corp. CFBO Charles Koehn Segregated R/O IRA; Acc# 793-01322(23)	20,000	20,000	20,000	20,000	_	_	_	_
Keith A. Kostuch Revocable Trust, UAD 5/28/10; Keith & Erna Kostuch, Trustees(24)	5,000	5,000	5,000	5,000	_	_	_	_
Lindal Family 2009 Trust, UAD 08/04/09; John & Roberta Lindal, Trustees(25)	5,000	5,000	5,000	5,000	_	_	_	_
RBC Capital Markets Corp. CFBO Timothy W. Lindow, IRA; Acc# 793-06119(26)	21,500	21,500	21,500	21,500	_	_	_	_
Joseph Litner	20,000	20,000	20,000	20,000	_	_	_	_
Alice Faye Lore & Jon S Lore	4,500	4,500	4,500	4,500	_	_	_	_
ISF Investments Ltd.(27)	43,500	43,500	43,500	43,500	_	_	_	_
John D. Marsh	30,000	30,000	30,000	30,000	_	_	_	_
RBC Capital Markets Corp. CFBO Charles W. Martin, Roth IRA; Acc# 793-08786(28)	7,000	7,000	7,000	7,000	_	_	_	_
Daniel Martinez	25,000	25,000	25,000	25,000	_	_	_	_
RBC Capital Markets Corp. CFBO Arthur J. Martinson, Roth IRA; Acc# 793-08726(29)	5,000	5,000	5,000	5,000	_	_	_	_
Mercaldo Family Trust, UAD 10-08-02; Edward and Karen Mercaldo, Co-Trustees(30)	200,000	200,000	200,000	200,000	_	_	_	_
Ronald D. Mercaldo	44,000	44,000	44,000	44,000	_	_	_	_
Beyond Our Ken, LLC(31)	40,000	40,000	40,000	40,000	_	_	_	_

RBC Capital Markets Corp. CFBO John Mitchell, R/O IRA; Acc# 793-04554(32)	20,000	20,000	20,000	20,000	_	_	_	_
James T. Moloney	5,000	5,000	5,000	5,000	_	_	_	_
RBC Capital Markets Corp. CFBO Bruce Plaut, IRA; Acc# 793-04963(33)	4,300	4,300	4,300	4,300	_	_	_	_
David Poile	10,000	10,000	10,000	10,000	_	_	_	_
Herbert Raburn	200,000	200,000	200,000	200,000	_	_	_	_
RBC Capital Markets CFBO Hans H. Reske, IRA; Acc# 793-02342(34)	4,500	4,500	4,500	4,500	_	_	_	_
Adventure Seekers Travel Inc.(35)	212,366	25,000	25,000	25,000	187,366	*	_	_
RBC Capital Markets Corp. CFBO Bryce W. Rhodes, Seg R/O IRA; Acc# 793-02426(36)	217,366	30,000	30,000	30,000	187,366	*	_	_
Bryce W Rhodes Trust, UAD 6/13/1975; Bryce W. Rhodes, Trustee(37)	212,366	25,000	25,000	25,000	187,366	*	_	_
J Bruce Riddle	6,000	4,500	4,500	4,500	1,500	*	_	_
Larry E. Rieder and Kathie J. Rieder	30,000	30,000	30,000	30,000	_	_	_	_
John B. Selden Trust, UAD 8/28/08; John & Holly Selden, Trustee's(38)	18,650	15,000	15,000	15,000	3,650	*	_	_
Wilson H. Shepherd	11,000	11,000	11,000	11,000	_	_	_	_
Tracy K Siddall Trust, UAD 6/9/05; Tracy Siddall, Trustee(39)	10,000	10,000	10,000	10,000	_	_	_	_
RBC Capital Markets Corp. CFBO Tod W. Siefert DDS, SEP IRA; Acc# 793-05139(40)	23,500	17,500	17,500	17,500	6,000	*	_	_
Abraham Siemens Empyrean Revocable Living Trust, UAD 01/12/2007; Abraham Siemens, Trustee(41)	255,000	200,000	200,000	200,000	55,000	*	_	_
Van Simmons	20,000	20,000	20,000	20,000	_	_	_	_
Snyder Living Trust UAD 01/05/88; Marc Snyder & Mariluisa Betta, Trustee's(42)	4,500	4,500	4,500	4,500	_	_	_	_
Sorensen Family Revocable Living Trust, UAD 3/14/2007; James C. Sorensen & Jacquelin Sorensen, Trustee's(43)	15,000	15,000	15,000	15,000	_	_	_	_

Restated Sorensen Family Trust, UAD 8/22/01; William Sorensen & Susan Sorensen, Trustee's(44)	15,000	15,000	15,000	15,000	_	_	_	_
Barry A. Sorkin Trust, UAD 8/3/98; Barry A. Sorkin, Trustee(45)	5,000	5,000	5,000	5,000	_	_	_	_
Richard Strachan	32,500	32,500	32,500	32,500	_	_	_	_
Buddy & Judith Stanley	10,000	10,000	10,000	10,000	_	_	_	_
Derrick K. Taylor	15,081	6,000	6,000	6,000	9,081	*	_	_
Timothy Taylor & Derrick Taylor	21,081	12,000	12,000	12,000	9,081	*	_	_
RBC Capital Markets Corp. CFBO Shirley L. Terrell, IRA; Acc# 793-04916(46)	5,000	5,000	5,000	5,000	_	_	_	_
Lewis E. Thomason II & Cynthia F. Wilkinson	5,000	5,000	5,000	5,000	_	_	_	_
Oakland Energy (UK) Ltd. Retirement Benefit Scheme, UAD 6/17/92; Jose Lacey & Richard Utley & JLT Ltd, Trustees(47)	10,000	10,000	10,000	10,000	_	_	_	_
Harriet C. Utley	5,000	5,000	5,000	5,000	_	_	_	_
Richard J W Utley	5,000	5,000	5,000	5,000	_	_	_	_
Robert F. Vance Rev Trust, UAD 10/04/95; Robert F. Vance, Trustee(48)	4,500	4,500	4,500	4,500	_	_	_	_
Francine L. Weaver	32,500	32,500	32,500	32,500	_	_	_	_
Robert L. Welch Trust, UAD 8/17/00; Robert L. Welch, Trustee(49)	10,000	10,000	10,000	10,000	_	_	_	_
John M & Delpha J. Wheelock Trust, UAD 2/8/94; John & Delpha Wheelock, Trustee's(50)	10,000	10,000	10,000	10,000	_	_	_	_
Daniel J. Wiener	13,000	6,500	6,500	6,500	6,500	*	_	_
Robert & Winifred Wilson	4,500	4,500	4,500	4,500	_	_	_	_
Philip Knight Wrigley Revocable Trust, UAD 6/6/96; Philip K. Wrigley, Trustee(51)	21,000	21,000	21,000	21,000	_	_	_	_
RBC Capital Markets Corp. CFBO Gordon K. Wymore DDS, PSP; Acc# 793-01124(52)	10,000	10,000	10,000	10,000	_	_	_	_
Eric F. Yuhl Professional Corp. Defined Benefit Plan, UAD 06/07/04; Eric F. Yuhl, Trustee(53)	37,000	37,000	37,000	37,000	_	_	_	_

Jay K. Zollmann & Ria Gost	4,300	4,300	4,300	4,300	_	_	_	_
Lambert A. Wu & Liying J. Chu	5,000	5,000	5,000	5,000	_	_	_	_
Michael B. Richings(54)	521,881	25,000	25,000	25,000	496,881	*	_	_
David P. Charles	20,000	20,000	20,000	20,000	_	_	_	_
John S. Gaensbauer	20,000	40,000	20,000	20,000	_	_	20,000	*
W. Durand Eppler(55)	303,471	70,000	70,000	70,000	233,471	*	-	_
Union Bancare Privee (Bahamas) Limited(56)	1,294,466	869,566	869,566	869,566	424,900	*	_	_
RBC Capital Markets Corp. CFBO Wayne N. Collette, IRA; Acc# 793-06642(57)	7,000	7,000	7,000	7,000	_	_	_	_
Dr. J. Clay Freeny & Phyllis Jones Freeny	5,000	5,000	5,000	5,000	_	_	_	_
Charles F. Rick Revocable Trust, UAD 10/05/89; Charles F. Rick, Trustee(58)	5,000	5,000	5,000	5,000	_	_	_	_
John & Padmini Johns Family Trust, UAD 09/01/1994; John E Johns & Padmini Johns, Trustee's(59)	7,500	7,500	7,500	7,500	_	_	_	_
RBC Capital Markets Corp. CFBO Brian E. Holt, IRA; Acc# 793-01823(60)	23,415	7,500	7,500	7,500	15,915	*	_	_
RBC Capital Markets Corp. CFBO Brigitte I. Duncan, Roth IRA; Acc# 793-00667(61)	10,000	4,500	4,500	4,500	5,500	*	_	_
Edward H. Leatherman	20,000	20,000	20,000	20,000	_	_	_	_
Richard C. McKenzie Jr. Rev Trust, UAD 11/20/97; Richard C. McKenzie Jr, Trustee(62)	200,000	200,000	200,000	200,000	_	_	_	_
RBC Capital Markets Corp. CFBO P Patrick Beathard, IRA; Acc# 793-08833(63)	8,700	8,700	8,700	8,700	_	_	_	_
Margaret M. Harryman	8,700	8,700	8,700	8,700	_	_	_	_
RBC Capital Markets Corp. CFBO David A. Rockwell, IRA; Acc# 793-08819(64)	8,700	8,700	8,700	8,700	_	_	_	_
RBC Capital Markets Corp. CFBO Vicki A. Lundgren, IRA; Acc# 793-04466(65)	11,000	11,000	11,000	11,000	_	_	_	_
Brownstone Family, LLP(66)	26,000	26,000	26,000	26,000	_	_	_	_
Gaeton D. Lorino	6,500	6,500	6,500	6,500	_	_	_	_
Martin Family Trust, UAD 8/20/07; Thomas A. Martin, Trustee(67)	19,600	19,600	19,600	19,600	_	_	_	_

Benson Family Trust, UAD 10/16/1987; Richard & Janet Benson, Co-Trustee's (68)	8,700	8,700	8,700	8,700	_	_	_	_
RBC Capital Markets Corp. CFBO Douglas J. Weedman, IRA; Acc# 793-05622(69)	8,700	8,700	8,700	8,700	_	_	_	_
The McDougal Family Limited, A Partnership(70)	12,000	12,000	12,000	12,000	_	_	_	_
The Woodall Family Joint Revocable Living Trust, UAD 12/20/04; Richard & Donis Woodall, Trustee's(71)	8,700	8,700	8,700	8,700	_	_	_	_
John C. Dewolf & Deborah B. Noble & Daniel K. Moyer	8,700	8,700	8,700	8,700	_	_	_	_
Stephen & Lisbeth Angeli	4,400	4,400	4,400	4,400	_	_	_	_
Keith J. Bailey	8,600	8,600	8,600	8,600	_	_	_	_
RBC Capital Markets Corp. CFBO Dennis Brooks, IRA; Acc# 793-04068(72)	8,600	8,600	8,600	8,600	_	_	_	_
Larry P. Butala Revocable Living Trust, UAD 01/13/93; Larry P. Butala, Trustee(73)	4,400	4,400	4,400	4,400	_	_	_	_
Michael Butcher & C. Bettine Living Trust, UAD 9/20/02; Michael O. Butcher & Cindy L. Bettine, Trustee's(74)	4,400	4,400	4,400	4,400	_	_	_	_
Sarah & Markus Brajtman	10,000	10,000	10,000	10,000	_	_	_	_
Arlen & Shirley Cannon Family Trust, UAD 3/1/95; Arlen & Shirley Cannon, Trustee's(75)	4,400	4,400	4,400	4,400	_	_	_	_
Bentsian & Irina Charny	4,400	4,400	4,400	4,400	_	_	_	_
RBC Capital Markets Corp. CFBO Timothy C. Peterson, IRA; Acc# 793-07636(76)	5,200	5,200	5,200	5,200	_	_	_	_
RBC Capital Markets Corp. CFBO Ilya Dorfman, IRA; Acc# 793-08643(77)	4,400	4,400	4,400	4,400	_	_	_	_
Roger D. Crigger	4,400	4,400	4,400	4,400	_	_	_	_
Jody & Lynn Callaway	8,600	8,600	8,600	8,600	_	_	_	_
Hewitt & Yvonne Becnel	4,400	4,400	4,400	4,400	_	_	_	_
RBC Capital Markets Corp CFBO Grant O. Cook, Jr. IRA; Acc# 793-08057(78)	4,400	4,400	4,400	4,400	_	_	_	_

RBC Capital Markets Corp. CFBO Eugene B. Elam, IRA; Acc# 793-08201(79)	8,500	8,500	8,500	8,500	_	_	_	_
Madison Investments, LLC(80)	300,000	300,000	300,000	300,000	_	_	_	_
David Abel	4,400	4,400	4,400	4,400	_	_	_	_
Malcolm P. Duncan, Jr.	6,500	6,500	6,500	6,500	_	_	_	_
Paul A. Kalcic, Trustee, Mary A. Kalcic Irrevocable Trust, UAD 11/11/87(81)	8,800	4,400	4,400	4,400	4,400	*	_	_
David M. Schectman	10,000	10,000	10,000	10,000	_	_	_	_
RBC Capital Markets Corp CFBO Lawrence J. Dungan, IRA; Acc#793-07695(82)	4,400	4,400	4,400	4,400	_	_	_	_
Charles W. Lonsdale	4,400	4,400	4,400	4,400	_	_	_	_
J & S Silver Family Trust, UAD 11/30/2006; James & Susan Silver, Trustee's(83)	4,300	4,300	4,300	4,300	_	_	_	_
Craig A. Long	4,400	4,400	4,400	4,400	_	_	_	_
Richard S. Klein & Julie M. Klein)	10,900	6,500	6,500	6,500	4,400	*	_	_
Sean E. Keener	6,500	6,500	6,500	6,500	_	_	_	_
Donalds Insurance Co, Ltd.(84)	12,000	12,000	12,000	12,000	_	_	_	_
Stephen & Lisa Smith	4,400	4,400	4,400	4,400	_	_	_	_
John Z. Ueckert	6,500	6,500	6,500	6,500	_	_	_	_
Xynia Ltd - A Delaware Limited Partnership(85)	6,500	6,500	6,500	6,500	_	_	_	_
Rick E. Krial	4,400	4,400	4,400	4,400	_	_	_	_
Caelin Investments, LP(86)	15,000	15,000	15,000	15,000	_	_	_	_
RBC Capital Markets Corp. CFBO Jeffrey L. Probstfield, IRA; Acc# 793-08544(87)	4,400	4,400	4,400	4,400	_	_	_	_
Erik & Mary Probstfield)	4,400	4,400	4,400	4,400	_	_	_	_
The John T. Chapman Trust, UAD 05/24/08; John T. Chapman, Trustee(88)	4,400	4,400	4,400	4,400	_	_	_	_
Sheffey Family Limited Partnership(89)	6,500	6,500	6,500	6,500	_	_	_	_
Elizabeth V. White	4,400	4,400	4,400	4,400	_	_	_	_
Landis V. Haugen Trust, UAD 07/17/98; Landis V. Haugen, Trustee(90)	4,400	4,400	4,400	4,400	_	_	_	_
Kurt & Denise Staiger	4,400	4,400	4,400	4,400	_	_	_	_
Paul C. Aanonsen	4,400	4,400	4,400	4,400	_	_	_	_

David Rainey Corbyn	4,400	4,400	4,400	4,400	_	_	_	_
RBC Capital Markets Corp CFBO Halina B. Cowin, IRA; Acc#793-07984(91)	4,400	4,400	4,400	4,400	_	_	_	_
Nicholas & Joey Podhajsky	4,400	4,400	4,400	4,400	_	_	_	_
Gwen & Richard Colgan	5,200	5,200	5,200	5,200	_	_	_	_
Paul Eccel	4,400	4,400	4,400	4,400	_	_	_	_
RBC Capital Markets Corp. CFBO Karen Boland PLLC, Sep IRA; Acc# 793-08532(92)	4,400	4,400	4,400	4,400	_	_	_	_
Laurie E. Kelly Trust, UAD 7/22/09; Laurie E. Kelly & Timothy J. Treible, Trustee's(93)	4,800	4,800	4,800	4,800	_	_	_	_
Dr. William Ellis	10,000	10,000	5,000	5,000	5,000	*	5,000	*
JJJ Foundation, Inc.(94)	3,200	3,200	3,200	3,200	_	_	_	_
RBC Capital Markets Corp. CFBO Karl E. Kliewer, Roth IRA; Acct# 793-08347(95)	2,500	2,500	2,500	2,500	_	_	_	_
RBC Capital Markets Corp. CFBO James I, Ausman, IRA; Acc# 793-00857(96)	6,500	6,500	6,500	6,500	_	_	_	_
RBC Capital Markets Corp. CFBO James I, Ausman MD, Sep IRA; Acc# 793-00856(97)	6,500	6,500	6,500	6,500	_	_	_	_
RBC Capital Markets Corp. CFBO Robert Baltensperger, IRA; Acc# 793-08728(98)	4,500	4,500	4,500	4,500	_	_	_	_
RBC Capital Markets Corp. CFBO Heimo S. Hollbacher, Roth IRA; Acc# 793-01870(99)	4,500	4,500	4,500	4,500	_	_	_	_
RBC Capital Markets Corp. CFBO Erin M. Staudt; Roth IRA; Acc# 793-06779(100)	4,500	4,500	4,500	4,500	_	_	_	_
George R. Gaubatz	6,500	6,500	6,500	6,500	_	_	_	_
Robert M. Bielenberg Rev Liv Trust, UAD 6/14/1994; Robert Bielenberg & Claudia Thorsrud, Trustee's(101)	6,500	6,500	6,500	6,500	_	_	_	_
Karl & Lillian Kliewer	5,300	5,300	5,300	5,300	_	_	_	_
Richard C. & Juanita S. Boulger	6,500	6,500	6,500	6,500	_	_	_	_
Stephen Schuitevoerder	6,500	6,500	6,500	6,500	_	_	_	_

James & Carolyn Ausman	8,500	8,500	8,500	8,500	_	_	_	_
Robert V. Bailey & Mieko N. Bailey)	8,500	8,500	8,500	8,500	_	_	_	_
Brauer Revocable Living Trust, UAD 12/18/1997; Arthur E. Brauer &Glenda M. Brauer, Co-Trustee's(1102)	8,500	8,500	8,500	8,500	_	_	_	_
Jeffery N. Brown Trust, UAD 05/08/08; Jeffery N. Brown, Trustee(103)	8,500	8,500	8,500	8,500	_	_	_	_
Glenn Investments LP(104)	8,500	8,500	8,500	8,500	_	_	_	_
Daniel R. Monks	8,500	8,500	8,500	8,500	_	_	_	_
Wilbert Lee Gore Trust, UAD 09/01/1970; Joel C. Otto, Trustee(105)	8,500	8,500	8,500	8,500	_	_	_	_
Joel C. & Robin A. Otto)	8,500	8,500	8,500	8,500	_	_	_	_
RBC Capital Markets Corp. CFBO Dennis E. Royal, IRA; Acc# 793-02401(106)	8,500	8,500	8,500	8,500	_	_	_	_
Ian R. Silverberg Living Trust, UAD 8/15/07; Ian R. Silverberg, Trustee(107)	8,500	8,500	8,500	8,500	_	_	_	_
Staudt Holdings, LLC(108)	8,500	8,500	8,500	8,500	_	_	_	_
Jeptha Castleberry	15,500	11,000	11,000	11,000	4,500	*	_	_
Newport Property Corp.(109)	13,000	13,000	13,000	13,000	_	_	_	_
Antony Herrey Pen Plan & Trust, UAD 1/1/85; Antony Herrey, Trustee(110)	13,000	13,000	13,000	13,000	_	_	_	_
RBC Capital Markets Corp. CFBO Joseph Mangano, IRA; Acc# 793-03187(111)	11,000	11,000	11,000	11,000	_	_	_	_
Douglas Mica	11,000	11,000	11,000	11,000	_	_	_	_
The Mullett Company(112)	22,000	22,000	22,000	22,000	_	_	_	_
Ronald Orman	12,000	12,000	12,000	12,000	_	_	_	_
RE Monks Construction Company LLC(113)	13,000	13,000	13,000	13,000	_	_	_	_
Rita Mangano	22,000	22,000	22,000	22,000	_	_	_	_
T. Lovell Alpha Limited Partnership(114)	45,000	45,000	45,000	45,000	_	_	_	_
RBC Capital Markets Corp., CFBO Harold M. Tulchin, IRA; Acc# 793-07971(115)	6,500	6,500	6,500	6,500	_	_	_	_
John W. Zerdecki	8,000	8,000	8,000	8,000	_	_	_	_
Larry & Carol Adelman	8,500	8,500	8,500	8,500	_	_	_	_
William H. Olinger	14,000	14,000	14,000	14,000	_	_	_	_
Robert L. Rosenthal	10,000	10,000	10,000	10,000	_	_	_	_
John Mundy	9,000	9,000	9,000	9,000	_	_	_	_
Stephen S. Spraitzar	6,500	6,500	6,500	6,500	_	_	_	_

James Q. Whitaker	6,500	6,500	6,500	6,500	_	_	_	_
Calm Waters Partnership(116)	150,000	150,000	150,000	150,000	_	_	_	_
Toni A. Brough	29,000	15,000	15,000	15,000	14,000	*	_	_
John G. Brant A P C MPP Plan, UAD 12/31/86; John G. Brant, Trustee(117)	48,000	40,000	40,000	40,000	8,000	*	_	_
RBC Capital Markets Corp. CFBO Robert J. Dyrda, Roth IRA; Acc# 793-02309(118)	54,000	25,000	25,000	25,000	29,000	*	_	_
William E. Fink	29,500	20,000	20,000	20,000	9,500	*	_	_
Gordon & Kari Holmes Rev Trust, UAD 03/07/00; Gordon & Kari Holmes, Co-Trustee's(119)	60,742	40,000	40,000	40,000	20,742	*	_	_
Sheilagh & Temituoyo Louis	20,000	15,000	15,000	15,000	5,000	*	_	_
Nakeeta LP(120)	24,200	15,000	15,000	15,000	9,200	*	_	_
Norman T. Olsen	23,000	20,000	20,000	20,000	3,000	*	_	_
Lee S. Schwartz & Roberta I. Schwartz	24,000	15,000	15,000	15,000	9,000	*	_	_
Roger Smith	19,200	15,000	15,000	15,000	4,200	*	_	_
Jeffrey Steinberg	28,000	20,000	20,000	20,000	8,000	*	_	_
RBC Capital Markets Corp. CFBO Herbert T. Weeks, IRA; Acc# 793-05621(121)	44,000	30,000	30,000	30,000	14,000	*	_	_
Richard L. Wilson & Louise Bennett	23,000	15,000	15,000	15,000	8,000	*	_	_
RBC Capital Markets Corp. CFBO Richard L. Wilson, Roth IRA; Acc# 793-08461(122)	23,000	15,000	15,000	15,000	8,000	*	_	_
Arthritis Center of Riverside PSP, UAD 01/01/98; Al Franco, Trustee(123)	52,000	40,000	40,000	40,000	12,000	*	_	_
Karen D. Roche & Malcolm L. Jones	10,000	10,000	10,000	10,000	_	_	_	_
Stuart L. Steinberg Revocable Trust, UAD 10/08/09; Stuart L. Steinberg, Trustee(124)	29,000	25,000	25,000	25,000	4,000	*	_	_
Jemest Partnership(125)	24,000	10,000	10,000	10,000	14,000	*	_	_
Ravindra & Manisha Mehta	22,000	10,000	10,000	10,000	12,000	*	_	_
Michael Kosowan	300,000	110,000	110,000	110,000	190,000	*	_	_
RBC Capital Markets Corp. CFBO Michael Kosowan, IRA; Acc# 793-01286(126)	207,000	17,000	17,000	17,000	190,000	*	_	_
South Branch Resources, LLC(127)	12,000	10,000	10,000	10,000	2,000	*	_	_
Gary A. Vlahovich Rev Trust, UAD 08/13/04; Gary & Linda Vlahovich, Trustee's(128)	30,000	10,000	10,000	10,000	20,000	*	_	_

Schein Family Trust, UAD 5/9/95; Stephen B. Schein, Trustee(129)	22,500	10,000	10,000	10,000	12,500	*	_	_
Donnell Family LLC(130)	10,000	10,000	10,000	10,000	_	_	_	_
Joseph J. Wadland	10,000	10,000	10,000	10,000	_	_	_	_
Kenneth & Natalee Roberts	30,000	10,000	10,000	10,000	20,000	*	_	_
Gary S. Clegg	10,000	10,000	10,000	10,000	_	_	_	_
Dresser Family Trust UAD 8/23/1994, Hugh W. and Joyce A. Dresser Trustees(131)	35,000	10,000	10,000	10,000	25,000	*	_	_
Pratik Sharma & Patrice Li-Ching Yang Sharma	10,000	10,000	10,000	10,000	-	_	_	_
The Cummings Family Trust, UAD 4/28/89; Craig & Gayle Cummings, Trustee's(132)	10,000	5,000	5,000	5,000	5,000	*	_	_
Edward H. Grout	45,000	15,000	15,000	15,000	30,000	*	_	_
Pelham E. Adams Trust, UAD 06/20/2008; Pelham E. Adams, Trustee(133)	90,000	40,000	40,000	40,000	50,000	*	_	_
Dorothy R. Minch Trust, UAD 5/18/90; Dorothy R. Minch & Walter R. Minch, Trustee's(134)	50,000	10,000	10,000	10,000	40,000	*	_	_
RBC Capital Markets Corp. CFBO Dwarka D. Mimani, IRA; Acc# 793-03141(135)	22,000	10,000	10,000	10,000	12,000	*	_	_
James Welch, Robert Welch & Thomas Welch	30,000	10,000	10,000	10,000	20,000	*	_	_
E&J Begun Family Trust, UAD 8/9/84; Jay R. Begun, Trustee(136)	33,000	20,000	20,000	20,000	13,000	*	_	_
RBC Capital Markets Corp. CFBO Marion D. Broussard, IRA; Acc# 793-04062(137)	20,000	10,000	10,000	10,000	10,000	*	_	_
Kevin W. Reedy 2000 Declaration of Trust, UAD 5/23/00; Kevin W. Reedy, Trustee (138)	30,000	10,000	10,000	10,000	20,000	*	_	_
Vedant Mimani	15,000	15,000	15,000	15,000	_	_	_	_
RBC Capital Markets Corp. CFBO Vedant Mimani, IRA; Acc# 793-03135(139)	10,000	10,000	10,000	10,000	_	_	_	_
Marv Anderson & Nancy Chanda	44,500	10,000	10,000	10,000	34,500	*	_	_

David and Barbara Gralnek	13,000	5,000	5,000	5,000	8,000	*	_	_
Gentling Investments, LLC(140)	450,000	150,000	150,000	150,000	300,000	*	_	_
Jason & Leslie Williams	13,000	5,000	5,000	5,000	8,000	*	_	_
Robert D. Clayton	5,000	5,000	5,000	5,000	-	_	_	_
RBC Capital Markets Corp. CFBO Guy Hartle, IRA; Acc# 793-02179(141)	60,000	30,000	30,000	30,000	30,000	*	_	_
RBC Capital Markets Corp. CFBO Patrick Laughlin, Roth IRA; Acc# 793-03386(142)	5,000	5,000	5,000	5,000	_	_	_	_
Stromer Realty Co 401K PSP, UAD 9/30/04; Patrick Andrew Laughlin, Trustee(143)	5,000	5,000	5,000	5,000	_	_	_	_
Villy S Raki	13,000	10,000	10,000	10,000	3,000	*	_	_
RBC Capital Markets Corp. CFBO Richard M. Gottleib, IRA; Acc# 793-08406(144)	9,000	5,000	5,000	5,000	4,000	*	_	_
Myron Hunzeker	13,000	5,000	5,000	5,000	8,000	*	_	_
Everett & Katherine Nelson)	35,000	10,000	10,000	10,000	25,000	*	_	_
Gratz Family Trust, UAD 11/13/2001; Donald & Janice Gratz, Trustee's(145)	20,000	10,000	10,000	10,000	10,000	*	_	_
John R. Schenk	5,000	5,000	5,000	5,000	-	_	_	_
Rodney McIntyre Trust, UAD 5/1/01; Rodney McIntyre, Trustee(146)	22,000	10,000	10,000	10,000	12,000	*	_	_
Thomas Bridges	26,000	10,000	10,000	10,000	16,000	*	_	_
Javaid Sheikh	15,000	15,000	15,000	15,000	_	_	_	_
RBC Capital Markets Corp. CFBO William P. Burton, IRA; Acc# 793-08775(147)	5,000	5,000	5,000	5,000	_	_	_	_
Dale Revocable Trust, UAD 8/19/02; Don & Karen Dale, Trustee's(148)	5,000	5,000	5,000	5,000	_	_	_	_
The Cucalon Living Trust, UAD 7/14/84; Antonio and Rosario Cucalon; Trustee's(149)	5,000	5,000	5,000	5,000	_	_	_	_
Thomas Gibson III & Darlene Gibson	30,000	15,000	15,000	15,000	15,000	*	_	_
Peter Barbara	10,000	5,000	5,000	5,000	5,000	*	_	_
Donny and Lynn Smith	24,000	10,000	10,000	10,000	14,000	*	_	_
El Oro Ltd.(150)	50,000	50,000	50,000	50,000	_	_	_	_
Muse Global Master Fund Ltd.(151)	43,478	43,478	43,478	43,478	_	_	_	_

Xcap Nominees Ltd.(152)	34,783	34,783	34,783	34,783	_	_	_	_
Frederick H. & Wendy L. Earnest(153)	494,599	20,000	20,000	20,000	474,599	*	_	_
Ambrian Principal Investments Limited(154)	69,565	69,565	69,565	69,565	_	_	_	_
Optiva Securities Limited(155)	58,696	58,696	58,696	58,696	_	_	_	_
Michael Short	6,900	6,900	6,900	6,900	_	_	_	_
Martin Wise & Louise Wise	5,200	5,200	5,200	5,200	_	_	_	_
Mr. James Lewis	23,265	23,265	23,265	23,265	_	_	_	_
Mr. Michael Lee	5,200	5,200	5,200	5,200	_	_	_	_
Muthupalaniappan Kalairajah	21,000	21,000	21,000	21,000	_	_	_	_
Elma Still	8,000	8,000	8,000	8,000	_	_	_	_
William de Broë Limited(156)	65,217	65,217	65,217	65,217	_	_	_	_
Loews Corporation(157)	304,348	304,348	304,348	304,348	_	_	_	_
Compass SAV LLC(158)	88,043	88,043	88,043	88,043	_	_	_	_
Raas Resources Fund Ltd.(159)	326,087	326,087	326,087	326,087	_	_	_	_
Sun Valley Gold Master Fund Ltd.(160)	1,673,913	1,673,913	1,673,913	1,673,913	_	_	_	_
Compass Offshore SAV PCC Limited.(161)	107,609	107,609	107,609	107,609	_	_	_	_
Nicole Adsead-Bella	25,000	25,000	25,000	25,000	_	_	_	_
444175 BC Ltd.(162)	15,000	15,000	15,000	15,000	_	_	_	_
James Chan,	19,783	19,783	19,783	19,783	_	_	_	_
Kai Lun Chan	40,000	40,000	40,000	40,000	_	_	_	_
Jane Feng	5,000	5,000	5,000	5,000	_	_	_	_
Yung Feng	10,000	10,000	10,000	10,000	_	_	_	_
Madge Hine Trust(163)	20,000	20,000	20,000	20,000	_	_	_	_
Clifford E. Horwood Inc.(164)	15,000	15,000	15,000	15,000	_	_	_	_
Elizabeth Horwood	15,000	15,000	15,000	15,000	_	_	_	_
Kooi Cheong Ho	10,000	10,000	10,000	10,000	_	_	_	_
Leanna Jiang	20,000	20,000	20,000	20,000	_	_	_	_
Leanna Jiang	15,000	15,000	15,000	15,000	_	_	_	_
Jimmy John & Anne John	20,000	20,000	20,000	20,000	_	_	_	_
Moyen Holdings Ltd.(165)	20,000	20,000	20,000	20,000	_	_	_	_
Pipeline Church(166)	20,000	20,000	20,000	20,000	_	_	_	_
Robert Quartermain(167)	50,000	50,000	50,000	50,000	_	_	_	_
Ross Shamenski	10,000	10,000	10,000	10,000	_	_	_	_
Bijal Spencer & Christopher Spencer	25,000	25,000	25,000	25,000	_	_	_	_
Richard T. Tuckey Inc.(168)	10,000	10,000	10,000	10,000	_	_	_	_
Dr. Malcolm B. Williams Inc. Pension Plan(169)	15,000	15,000	15,000	15,000	_	_	_	_
Ken Wong	80,000	80,000	80,000	80,000	_	_	_	_
Lawrence Chernin	4,000	4,000	4,000	4,000	_	_	_	_
John Quigley & Patricia Quigley	43,478	43,478	43,478	43,478	_	_	_	_
Ryan Doersam	4,800	4,800	4,800	4,800	_	_	_	_
Aleksander Kotlajic	52,173	52,173	52,173	52,173	_	_	_	_
Alice Khajadourian	2,000	2,000	2,000	2,000	_	_	_	_
Michael Eastwood	60,000	60,000	60,000	60,000	_	_	_	_
A.P. Investments Inc.(170)	87,000	87,000	87,000	87,000	_	_	_	_

C-Potter Holdings Inc.(171)	5,000	5,000	5,000	5,000	_	_	_	_
Larry Ferriman	10,240	10,240	10,240	10,240	_	_	_	_
Stephen J. Genuis Professional Corporation(172)	5,000	5,000	5,000	5,000	_	_	_	_
Jeffrey Fox	8,695	8,695	8,695	8,695	_	_	_	_
Claude Painchaud	5,097	5,097	5,097	5,097	_	_	_	_
Ken Chong	2,000	2,000	2,000	2,000	_	_	_	_
Vinod and Uma Kumar	4,001	4,001	4,001	4,001	_	_	_	_
David Beatty and Ninette Kelley	800	800	800	800	_	_	_	_
Leon Turner	13,000	13,000	13,000	13,000	_	_	_	_
Robert Buchan	869,565	869,565	869,565	869,565	_	_	_	_
Timothy Houston	4,000	4,000	4,000	4,000	_	_	_	_
John Clark (173)	189,838	10,869	10,869	10,869	178,969	_	_	_
Active Allowance Inc.(174)	25,486	25,486	25,486	25,486	_	_	_	_
Mario Furfari	13,593	13,593	13,593	13,593	_	_	_	_
Steven Zakem	3,908	3,908	3,908	3,908	_	_	_	_
Elaine Chong	4,000	4,000	4,000	4,000	_	_	_	_
John Chan	4,000	4,000	4,000	4,000	_	_	_	_
Helmsdale Bank Corp.(175)	348,000	348,000	348,000	348,000	_	_	_	_
Richard McAloney	20,000	20,000	20,000	20,000	_	_	_	_
Simon Lester	4,500	4,500	4,500	4,500	_	_	_	_
Eric B. Lindros	63,043	63,043	63,043	63,043	_	_	_	_
Jim Matthews	3,000	3,000	3,000	3,000	_	_	_	_
Jim Matthews	3,000	3,000	3,000	3,000	_	_	_	_
Randy Gillies	21,739	21,739	21,739	21,739	_	_	_	_
Trevco Holdings Inc.(176)	76,087	76,087	76,087	76,087	_	_	_	_
Jeffrey Fineberg and Barbara Fineberg	20,000	20,000	20,000	20,000	_	_	_	_
Mary Sinclair	200,000	200,000	200,000	200,000	_	_	_	_
John Chan and Elaine Chong	4,000	4,000	4,000	4,000	_	_	_	_
Donald Walker	204,347	204,347	204,347	204,347	_	_	_	_
Sigita Huys	2,331	2,331	2,331	2,331	_	_	_	_
Robert Staschuk and Susan Staschuk	4,000	4,000	4,000	4,000	_	_	_	_
Sleep Clinic Network of Ontario Inc.(177)	4,000	4,000	4,000	4,000	_	_	_	_
Susan Young	400	400	400	400	_	_	_	_
Brian Dawson	5,097	5,097	5,097	5,097	_	_	_	_
Terry Maguire	8,000	8,000	8,000	8,000	_	_	_	_
J. Helbronner	12,800	12,800	12,800	12,800	_	_	_	_
Orhil Holdings Inc.(178)	4,000	4,000	4,000	4,000	_	_	_	_
Debra McAloney	18,000	18,000	18,000	18,000	_	_	_	_
506344 B.C. Ltd.(179)	32,000	32,000	32,000	32,000	_	_	_	_
John Zeiler	1,200	1,200	1,200	1,200	_	_	_	_
Robert Gordon	2,100	2,100	2,100	2,100	_	_	_	_
Sprott Asset Management L.P.(180)	521,739	521,739	521,739	521,739	_	_	_	_
Marilyn Burke	2,000	2,000	2,000	2,000	_	_	_	_
Forrest Hills Securities Inc.(181)	100	100	100	100	_	_	_	_
Muthupalanianppan Kalairajah	35,000	35,000	35,000	35,000	_	_	_	_
Len and Ruth C. Podheiser	100	100	100	100	_	_	_	_
Burton & Rowena Small	2,000	2,000	2,000	2,000	_	_	_	_
John and Lois Sherwood	2,000	2,000	2,000	2,000	_	_	_	_
Sandra Larin	1,000	1,000	1,000	1,000	_	_	_	_

Scott Larin	1,000	1,000	1,000	1,000	_	_	_	_
Alan Roberts	10,000	10,000	10,000	10,000	_	_	_	_
Josie Durante	40,000	40,000	40,000	40,000	_	_	_	_
Maralisa Durante	10,000	10,000	10,000	10,000	_	_	_	_
Marco Durante	10,000	10,000	10,000	10,000	_	_	_	_
Jessica Helm	1,000	1,000	1,000	1,000	_	_	_	_
Brian Clouse	4,400	4,400	4,400	4,400	_	_	_	_
Richard Huang	2,300	2,300	2,300	2,300	_	_	_	_
James Dale	22,000	22,000	22,000	22,000	_	_	_	_
Josh Enchin	4,300	4,300	4,300	4,300	_	_	_	_
Mary Beth Clouse	4,400	4,400	4,400	4,400	_	_	_	_
Thomas J. Clapp	32,000	32,000	32,000	32,000	_	_	_	_
Lidia Washington	16,791	16,791	16,791	16,791	_	_	_	_
William Washington	17,000	17,000	17,000	17,000	_	_	_	_
Haywood Securities Inc.(182)	10,870	10,870	10,870	10,870	_	_	_	_
Global Resource InvestmentsLtd.(183)	429,348	429,348	429,348	429,348	_	_	_	_
NBCN Inc. ITF Wellington West Capital Markets Inc.(184)	51,631	51,631	51,631	51,631	_	_	_	_
Trimark Trading(185)	8,152	8,152	8,152	8,152	_	_	_	_
Cormark Securities Inc.(186)	141,304	141,304	141,304	141,304	_	_	_	_
Total	18,481,214	15,333,044	15,308,044	15,308,044	3,173,170	5%	25,000	*

* Less than 1%.

(a)
All percentages are based on 62,019,494 common shares issued and outstanding on April 13, 2011.  Beneficial ownership is calculated by the number of common shares and warrants, as applicable that each Selling Securityholder owns or controls or has the right to acquire within 60 days of April 13, 2011.

(b)
This table assumes that each Selling Securityholder will sell all of its common shares and warrants available for resale during the effectiveness of the registration statement that includes this Prospectus.  Selling Securityholders are not required to sell their shares.

(1)	Exploration Capital Partners 2008, LP is a limited partnership. Arthur Rule has investment and voting control over these securities.

(2)	Alan J. Antin has investment and voting control over these securities.

(3)	Marvin Berkman has investment and voting control over these securities.

(4)	Marvin Berkman has investment and voting control over these securities.

(5)	David and Joann Browning have investment and voting control over these securities.

(6)	Richard Cooley has investment and voting control over these securities.

(7)	Eloy & Ellen Corona have investment and voting control over these securities.

(8)	L Kenneth Countryman has investment and voting control over these securities.

(9)	Argentina 123 LLC is a limited liability company. Thomas and Nadia Davies have investment and voting control over these securities.

(10)	Mary Gibbons has investment and voting control over these securities.

(11)	John D. Goddard, Jr.has investment and voting control over these securities.

(12)	Mary W. Goddard has investment and voting control over these securities.

(13)	Donald Gustafson has investment and voting control over these securities.

(14)	Anthony & Elizabeth Harnack have investment and voting control over these securities.

(15)	Anthony Harnack has investment and voting control over these securities.

(16)	Erin Hilgert has investment and voting control over these securities.

(17)	Jeffrey Howard has investment and voting control over these securities.

(18)	Jeffrey and Pamela Howard have investment and voting control over these securities.

(19)	Mickey Howard and Rosario Tay have investment and voting control over these securities.

(20)	Andrew and Jacqueline Jackson have investment and voting control over these securities.

(21)	David Jenson has investment and voting control over these securities.

(22)	June and David Jenson have investment and voting control over these securities.

(23)	Charles Koehn has investment and voting control over these securities.

(24)	Keith and Erna Kostuch have investment and voting control over these securities.

(25)	John and Roberta Lindal have investment and voting control over these securities.

(26)	Timothy W. Lindow has investment and voting control over these securities.

(27)	ISF Investments Ltd. is a private company. David Csumrik has investment and voting control over these securities.

(28)	Charles W. Martin has investment and voting control over these securities.

(29)	Arthur J. Martinson has investment and voting control over these securities.

(30)	Edward and Karen Mercaldo have investment and voting control over these securities.

(31)	Beyond Our Ken, LLC is a limited liability company. Kenneth Metcalfe has investment and voting control over these securities.

(32)	John Mitchell has investment and voting control over these securities.

(33)	Bruce Plaut has investment and voting control over these securities.

(34)	Hans H. Reske has investment and voting control over these securities.

(35)	Adventure Seekers Travel Inc.is a private corporation. Bryce Rhodes has investment and voting control over these securities.

(36)	Bryce W. Rhodes has investment and voting control over these securities.

(37)	Bryce W. Rhodes has investment and voting control over these securities.

(38)	John and Holly Selden have investment and voting control over these securities.

(39)	Tracy K. Siddall has investment and voting control over these securities.

(40)	Tod W. Siefer has investment and voting control over these securities.

(41)	Abraham Siemens has investment and voting control over these securities.

(42)	Marc Snyder and Mariluisa Betta have investment and voting control over these securities.

(43)	James and Jacquelin Sorensen have investment and voting control over these securities.

(44)	William and Susan Sorensen have investment and voting control over these securities.

(45)	Barry A. Sorkin has investment and voting control over these securities.; Barry A. Sorkin, Trustee

(46)	Shirley L. Terrell has investment and voting control over these securities.

(47)	Jose Lacey and Richard Utley have investment and voting control over these securities.

(48)	Robert F. Vance has investment and voting control over these securities.

(49)	Robert L. Welch has investment and voting control over these securities.

(50)	John and Delpha Wheelock have investment and voting control over these securities.

(51)	Philip K. Wrigley has investment and voting control over these securities.

(52)	Gordon K. Wymore has investment and voting control over these securities.

(53)	Eric F. Yuhl has investment and voting control over these securities.

(54)	Michael B. Richings is a director and the Executive Chairman and Chief Executive Officer of the Company. Beneficial ownership includes 394,484 shares acquirable upon exercise of stock options.

(55)	W. Durand Eppler is a director of the Company. Beneficial ownership includes 164,227 shares acquirable upon exercise of stock options.

(56)	Union Bancare Privee (Bahamas) Limited is a Bahamas corporation. Paul Russell and Craig Ferguson have investment and voting control over these securities.

(57)	Wayne N. Collette has investment and voting control over these securities.

(58)	Charles F. Rick has investment and voting control over these securities.

(59)	John E. and Padmini Johns have investment and voting control over these securities.

(60)	Brian E. Holt has investment and voting control over these securities.

(61)	Brigitte I. Duncan has investment and voting control over these securities.

(62)	Richard C. McKenzie has investment and voting control over these securities.

(63)	P. Patrick Beathard has investment and voting control over these securities.

(64)	David A. Rockwell has investment and voting control over these securities.

(65)	Vicki A. Lundgren has investment and voting control over these securities.

(66)	Brownstone Family, LLP is a limited liability partnership. Mordy Brownstone has investment and voting control over these securities.

(67)	Thomas A. Martin has investment and voting control over these securities.

(68)	Richard and Janet Benson have investment and voting control over these securities.

(69)	Douglas J. Weeman has investment and voting control over these securities.

(70)	Russell and Shelley McDougal have investment and voting control over these securities.

(71)	Richard and Donis Woodall have investment and voting control over these securities.

(72)	Dennis Brooks has investment and voting control over these securities.

(73)	Larry P. Butala has investment and voting control over these securities.

(74)	Michael O. Butcher and Cindy L. Bettine have investment and voting control over these securities.

(75)	Arlen and Shirley Cannon have investment and voting control over these securities.

(76)	Timothy C. Peterson has investment and voting control over these securities.

(77)	Ilya Dorfman has investment and voting control over these securities.

(78)	Grant O. Cook, Jr. has investment and voting control over these securities.

(79)	Eugene B. Elam has investment and voting control over these securities.

(80)	Madison Investments, LLC is a limited liability company. Arthur F. Bell, Jr. has investment and voting control over these securities.

(81)	Paul A. Kalcic has investment and voting control over these securities.

(82)	Lawrence J. Dungan has investment and voting control over these securities.

(83)	James and Susan Silver have investment and voting control over these securities.

(84)	Donalds Insurance Co, Ltd. is a private corporation. Jeff Price has investment and voting control over these securities.

(85)	Xynia Ltd is a Delaware limited partnerhsip. Robert Carman has investment and voting control over these securities.

(86)	Caelin Investments, LP is an Arizona limited partnership. Lee and Diane Howard have investment and voting control over these securities.

(87)	Jeffrey L. Probtsfield has investment and voting control over these securities.

(88)	John T. Chapman has investment and voting control over these securities.

(89)	Sheffey Family Limited Partnership is a limited partnerhsip. Timothy D. Sheffer has investment and voting control over these securities.

(90)	Landis C. Haugen has investment and voting control over these securities.

(91)	Halina B. Cowin has investment and voting control over these securities.

(92)	Karen Boland has investment and voting control over these securities.

(93)	Laurie E. Kelley and Timothy J. Treble have investment and voting control over these securities.

(94)	JJJ Foundation, Inc. is a private corporation. Keith Wegan has investment and voting control over these securities.

(95)	Karl E. Kliewer has investment and voting control over these securities.

(96)	James I. Ausman has investment and voting control over these securities.

(97)	James I. Ausman has investment and voting control over these securities.

(98)	Robert Baltensperger has investment and voting control over these securities.

(99)	Heimo S. Hollbacher has investment and voting control over these securities.

(100)	Erin M. Staudt has investment and voting control over these securities.

(101)	Robert Bielenberg and Claudia Thorsrud have investment and voting control over these securities.

(102)	Arthur E. Brauer and Glenda M Brauer have investment and voting control over these securities.

(103)	Jeffrey N. Brown has investment and voting control over these securities.

(104)	Glenn Investments LP is a limited parnterhsp. Floyd L. Harlan has investment and voting control over these securities.

(105)	Joel C. Otto has investment and voting control over these securities.

(106)	Dennis E. Royal has investment and voting control over these securities.

(107)	Ian R. Silverlberg has investment and voting control over these securities.

(108)	Staudt Holdings, LLC is a limited liability company. Richard Staudt has investment and voting control over these securities.

(109)	Newport Property Corp. is a private corporation. Anthony Herey has investment and voting control over these securities.

(110)	Anthony Herrey has investment and voting control over these securities.

(111)	Joseph Mangano has investment and voting control over these securities.

(112)	The Mullett Company is a private coropraiton. David Mullett has investment and voting control over these securities.

(113)	RE Monks Construction Company LLC is a limited liability company. David R. Monks has investment and voting control over these securities.

(114)	T. Lovell Alpha Limited Partnership is a limited partnership. Warren W. Lovell has investment and voting control over these securities.

(115)	Harold M. Tulchin has investment and voting control over these securities.

(116)	Calm Waters Partnership is a Wisconsin partnership. Richard S. Strong has investment and voting control over these securities.

(117)	John G. Brant has investment and voting control over these securities.

(118)	Robert J. Dryda has investment and voting control over these securities.

(119)	Gordon & Kari Holmes Rev Trust, UAD 03/07/00 is a California revocable trust. Gordon and Kari Holmes have investment and voting control over these securities.

(120)	Nakeeta LP is a limited partnership. Randy Coulson has investment and voting control over these securities.

(121)	Herbet T. Weeks has investment and voting control over these securities.

(122)	Richard L. Wilson has investment and voting control over these securities.

(123)	Al Franco has investment and voting control over these securities.

(124)	Stuart L. Steinberg has investment and voting control over these securities.;

(125)	Stuart Steinberg has investment and voting control over these securities.

(126)	Michael Kosowan has investment and voting control over these securities.

(127)	South Branch Resources, LLC is a limited liability company. Daneil P. Laux has investment and voting control over these securities.

(128)	Gary and Linda Vlahovich have investment and voting control over these securities.

(129)	Stephen B. Schein has investment and voting control over these securities.

(130)	Donnell Family LLC is a limited liability company. Dan and Timmaye Donnell have investment and voting control over these securities.

(131)	Hugh W. and Joyce A. Dresser have investment and voting control over these securities.

(132)	Craig and Gayle Cummings have investment and voting control over these securities.

(133)	Pelham E. Adams has investment and voting control over these securities.

(134)	Dorothy R. and Walter R. Minch have investment and voting control over these securities.

(135)	Dwark D. Mimani has investment and voting control over these securities.

(136)	Jay R. Begun has investment and voting control over these securities.

(137)	Mario D. Broussard has investment and voting control over these securities.

(138)	Kevin W. Reedy has investment and voting control over these securities.

(139)	Vedant Mimani has investment and voting control over these securities.

(140)	Gentling Investments, LLC is a limited liability company. Gregory D. Gentling has investment and voting control over these securities.

(141)	Guy Hartle has investment and voting control over these securities.

(142)	Patrick Laughlin has investment and voting control over these securities.

(143)	Patrick Andrew Laughlin has investment and voting control over these securities.

(144)	Richard M. Gottleib has investment and voting control over these securities.

(145)	Donald and Janice Gratz have investment and voting control over these securities.

(146)	Rodney McIntyre has investment and voting control over these securities.

(147)	William P. Burton has investment and voting control over these securities.

(148)	Don and Karen Dale have investment and voting control over these securities.

(149)	Antonio and Rosario Cucalon have investment and voting control over these securities.

(150)	El Oro Ltd. is a corporation. Abbie Giles has investment and voting control over these securities.

(151)	Muse Global Master Fund Ltd. is a private corporation. Richard Hazlewood has investment and voting control over these securities.

(152)	Xcap Nominees Ltd. is a private company. Michael Frame and David Waming have investment and voting control over these securities.

(153)	Fred Earnest is a director and the President and Chief Operating Officer of the Company. Beneficial ownership includes 444,849 shares underlying stock options.

(154)	Ambrian Principal Investments Limited is a private corporation. Roger Clegg and T.B. Gaffney have investment and voting control over these securities.

(155)	Optiva Securities Limited is a private corporation. J. King hasinvestment and voting control over these securities.

(156)	William de Broë Limited is a private corporation. Robert Cato and Alan Cleary investment and voting control over these securities.

(157)	Loews Corporation is a Delaware corporation. Peter Palmedo has investment and voting control over these securities.

(158)	Compass SAV LLC is a Delaware limited liability company. Peter Palmedo has investment and voting control over these securities.

(159)	Raas Resources Fund Ltd. is a Cayman Island limited liability company. Riaz Shariff has investment and voting control over these securities.

(160)	Sun Valley Gold Master Fund Ltd. is a Cayman Islands corporation. Peter Palmedo has investment and voting control over these securities.

(161)	Compass Offshore SAV PCC Limited is a Guernsey corporation. Peter Palmedo has investment and voting control over these securities.

(162)	444175 BC Ltd. is a British Columbia corporation. Ralph Street has investment and voting control over these securities.

(163)	Clifford Horwood has investment and voting control over these securities.

(164)	Clifford Horwood Inc. is a British Columbia corporaiton. Clifford Horwood has investment and voting control over these securities.

(165)	Moyen Holdings Ltd. is a Britich Columbia corporation. Archie Campbell has investment and voting control over these securities.

(166)	Pipeline Church is a British Columbia cahrity. Cliff Horwood has investment and voting control over these securities.

(167)	Robert Quartermain is a former director of the Company.

(168)	Richard T. Tuckey Inc. is a British Coumbia corporation. Richard T. Tuckey has investment and voting control over these securities.

(169)	Clifford Horwood has has investment and voting control over these securities.

(170)	A.P. Investments Inc. is a private corporation. Alec Pinsonneault has investment and voting control over these securities.

(171)	C-Potter Holdings Inc. is a private corporaiton. Christopher Potter has investment and voting control over these securities.

(172)	Stephen J. Genius Professional Corporaiton is a private corporation. Stephen Genuis has investment and voting control over these securities.

(173)	John Clark is a director of the Company. Beneficial ownership includes 168,969 shares underlying stock options.

(174)	Active Allowance Inc. is a private corporation. Leslie Routhier and Harvey beck have investment and voting control over these securities.

(175)	Helmsdale Bank Corp. is a private corporation. Randy Barker has investment and voting control over these securities.

(176)	Trevco Holdings Inc. is a private corporation. Trevor Cohen has investment and voting control over these securities.

(177)	Sleep Clinic Netwok of Ontario Inc. is an Ontraio corporation. Jeffrey Lipsitz has investment and voting control over these securities.

(178)	Orhil Holdings is a private corporation. Mark Eric Zarnett has investment and voting control over these securities.

(179)	506344 BC Ltd. is a British Columbia corporation. Lary Hagan has investment and voting control over these securities.

(180)
Sprott Asset Management L.P  is a limited partnerhsip.  Eric Sprott has investment and voting control over these securities.  Sprott Asset Management L.P. is affiliated with Sprott Private Wealth LP.  Sprott Asset Management L.P. acted as a finder for the Company in Canada in connection with the placement of special warrants pursuant to which these common shares and warrants were issued.

(181)	Forrest Hills Securities Inc. is a private corporation. Len Podheiser has investment and voting control over these securities.

(182)
Haywood Securities Inc. is a private corporation.  David Elliott has investment and voting control over these securities.  Haywood Securities Inc. is an affiliate of Haywood Securities (USA) Inc. a registered broker-dealer in the United States.

(183)
Global Resource Investments Ltd. is a private corporation.  Arthur Rule has investment and voting control over these securities.  Global Resources Investments Ltd. is a registered broker-dealer in the United States and acted as placement agent for the Company in the United States in connection with the placement of special warrants pursuant to which these common shares and warrants were issued.

(184)
Wellington West Capital Markets Inc. is a private corporation.  Greg Thompson has investment and voting control over these securities.  Wellington West Capital Markets Inc. is affiliated with Wellington West Capital Markets (USA) Inc. a registered broker-dealer in the United States.  Wellington West Capital Markets Inc. acted as placement agent for the Company in Canada in connection with the placement of special warrants pursuant to which these common shares and warrants were issued.

(185)	Trimark Trading is a United Arab Emirates corporation. Ibrahim Abdullah has investment and voting control over these securities.

(186)
Cormark Securities Inc. is a private corporation.  Cormark Securities Inc. is affiliated with Cormark Securities (USA) Limited which is a registered broker-dealer in the United States.  Ownership includes 115,217 common shares and warrants held as nominee for Sprott Private Wealth LP and 26,087 common shares and warrants held as nominee for Sprott Asset Management L.P.  Eric Sprott has investment and voting control over these securities.  Sprott Asset Management L.P. is affiliated with Sprott Private Wealth LP.  Sprott Asset Management L.P. acted as a finder for the Company in Canada in connection with the placement of special warrants pursuant to which these common shares and warrants were issued.

Transactions with the Selling Securityholders

The common shares and warrants registered for re re-sale by the Selling Securityholders under this Prospectus were issued pursuant to a private placement (the “Private Placement”) of 14,666,739 special warrants ("Special Warrants") that closed on October 22, 2010.  The Special Warrants were issued to the Selling Security at a purchase price of $2.30 per Special Warrant for aggregate gross proceeds to the Company of $33,733,500.  Following approval of the Private Placement by the Company’s shareholders at a special meeting held on December 15, 2010, each Special Warrant was automatically exercised, for no additional consideration, for one common share of the Company and one common share purchase warrant.

Each warrant is exercisable over a five-year period from the closing date of the Private Placement, to purchase one common share of the Company at a purchase price of $3.50 during the first year, $4.00 during the second year, $4.50 during the third year and $5.00 thereafter until the expiry of such warrant.  If the closing price of the Company’s common shares on the NYSE Amex is at least 35% above the current exercise price of the warrants for a period of 15 consecutive trading days, then the Company has the option to request that the warrants be exercised.  If the warrants are not exercised within 25 business days following this request, they will be cancelled.

In addition, the Company issued a total of 641,305 Special Warrants and 630,436 compensation warrants to the agents and finders (collectively, the “Agents”) that provided services to the Company in connection with the Private Placement, which included Selling Securityholders Sprott Private Wealth L.P., Wellington West Capital Markets Inc. and Global Resource Investments, Ltd. Each Special Warrant issued the Agents was automatically exercised on December 15, 2010 into one common share and and one common share purchase warrant, exercisable on the same terms and conditions as the warrants issued to purchasers pursuant to the Private Placement.  Each compensation warrant is exercisable for a period of two years from the closing of the Private Placement to acquire one common share at a price of $2.30.  The compensation warrants are not being registered for re-sale under this Prospectus.

The Special Warrants were issued to qualified accredited investors pursuant to exemptions from the registration requirements of the Securities Act provided by Regulation S and Regulation D thereunder based on the representations of such investors to the Company.

PLAN OF DISTRIBUTION

General

We are required to keep the registration statement of which this Prospectus forms a part effective until: (i) the date that is six months after the October, 22, 2015 expiry date of the warrants, (ii) the date that is six months after the warrants have been cancelled following acceleration by the Company, and (iii) the date on which all the warrants have been exercised, and all the common shares not initially issued upon exercise of the warrants pursuant to the  registration statement that were issued to the original purchasers of the warrants upon exercise of such warrants have been resold,

Distribution by Us

This Prospectus relates, in part, to the primary issuance by us from time to time of common shares issuable upon the exercise of outstanding warrants by persons other than the Selling Warrantholders named herein who acquire such warrants as a result of the re-sale of warrants by the Selling Warrantholders pursuant to this Prospectus.  The primary issuance under this Prospectus relates only to those warrants acquired through a  resale transaction by Selling Warrantholders under this Prospectus and does not register the primary issuance of common shares to the Selling Warrantholders or persons who acquired the warrants through transactions not covered by this Prospectus.

Distribution by Selling Securityholders

This Prospectus also relates, in part, to the resale from time to time (i) by the Selling Warrantholders named herein of 15,308,044 warrants to purchase common shares as well as 15,308,044 shares of our common shares issuable upon the exercise of such warrants; and (ii) by the Selling Shareholders named herein of 15,308,044 common shares.

We are registering the securities covered by this Prospectus on behalf of the Selling Securityholders.  Sales of securities may be effected by the Selling Securityholders from time to time in one or more transactions, which may include sales in open market or block transactions on the NYSE Amex or such other national securities exchange or automated interdealer quotation system on which securities may be listed or quoted, sales in the over-the-counter market, in transactions other than on the NYSE Amex or any other organized market or quotation system where the securities may be traded or the over-the-counter market, privately negotiated transactions, through put or call options transactions relating to the securities, through short sales of securities, through hedging transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. The securities may also be transferred pursuant to a gift or pledge.  Such transactions may or may not involve brokers or dealers.  None of the Selling Securityholders has advised us that it has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling Securityholders.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the "Canadian Tax Act") and the Canada-United States Income Tax Convention (1980) (the "Convention") to the holding and disposition of Common shares ("Common Shares") and common share purchase warrants ("Warrants").

Comment is restricted to holders of Common Shares and holders of Warrants each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States and is entitled to the benefits of the Convention, (ii) holds all Common Shares or Warrants solely as capital property, (iii) deals at arm's length with and is not affiliated with the Company, (iv) does not and is not deemed to use or hold any Common Shares or Warrants in a business carried on in Canada, and (v) does not hold Common Shares or Warrants which constitute "taxable Canadian property" as defined in the Canadian Tax Act (each such holder, a "U.S. Resident").

Certain entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) do not qualify as residents of the United States for the purposes of the Convention, according to the published policy of the Canada Revenue Agency (the "CRA").

Generally, a U.S. Resident will be considered to hold a Common Share or Warrant as capital property provided that the U.S. Resident acquired the Common Share or Warrant as a long-term investment, is not a trader or dealer in securities, did not acquire, hold or dispose of the Common Share or Warrant in one or more transactions considered to be an adventure or concern in the nature of trade (i.e. speculation), and does not hold the Common Share or

Warrant as inventory in the course of carrying on a business. Special rules, which are not discussed below, may apply to a U.S. Resident who is an insurer that carries on business in Canada and elsewhere.

Generally, a Common Share held by a U.S. Resident will only constitute "taxable Canadian property" at a particular time if all of the following conditions are met:

(i) the Common Share is listed on a "designated stock exchange" (which currently includes the Toronto Stock Exchange) at that time;

(ii) the U.S. Resident or any one or more persons with whom the U.S. Resident does not deal at arm’s length owned, alone or in any combination, 25% or more of the issued shares of any class of the capital stock of the Company at any time in the 60 months preceding the particular time; and

(iii) more than 50% of the fair market value of the Common Share was derived directly or indirectly from, or from any combination of, real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Canadian Tax Act), "timber resource properties" (as so defined), or options or interests therein, at any time in the 60 months preceding the particular time.

Generally, a Warrant held by a U.S. Resident will only constitute "taxable Canadian property" at a particular time if the Common Share that would be issued on exercise of the Warrant would be "taxable Canadian property".

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof (the "Tax Proposals"), and the current published administrative and assessing policies of the CRA. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative practice, although no assurance can be given in these respects. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax considerations.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any U.S. Resident. U.S. Residents are urged to consult their own tax advisors for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

Disposition of Common Shares

A U.S. Resident who disposes or is deemed to dispose of a Common Share should not thereby incur any liability for Canadian federal income tax in respect of any capital gain thereby arising.

Exercise, expiry or other disposition of Warrants

A U.S. Resident who exercises a Warrant to acquire a Common Share, or disposes or is deemed to dispose of a Warrant upon its expiry or in any other manner, should not thereby incur any liability for Canadian federal income tax.

Taxation of Dividends on Common Shares

A U.S. Resident on whose Common Share the Company pays or credits, or is deemed to pay or credit, a dividend generally will be subject to Canadian withholding tax at the rate of 15% or, if the U.S. Resident is a company that beneficially owns at least 10% of the voting stock of the Company, 5% of the gross amount of the dividend. The Company will be required to withhold the requisite amount of tax from the dividend and remit it to the CRA for the U.S. Resident’s account. A U.S. Resident that is a qualifying religious, scientific, literary, educational or charitable tax-exempt organization or a qualifying trust, company, organization or arrangement operated exclusively to administer or provide pension, retirement or employee benefits and is exempt from tax in the United States may be exempt under the Convention from Canadian withholding tax provided that the U.S. Resident complies with specific administrative procedures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this Prospectus, the exercise, disposition, and lapse of warrants acquired pursuant to this Prospectus, and the acquisition, ownership, and disposition of common shares received upon exercise of the warrants.  This summary does not discuss any tax consequences applicable to the Selling Securityholders.  Each Selling Securityholder should consult its own tax advisor regarding the tax consequences of the resale of common shares and warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares and warrants.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares and warrants.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of common shares and warrants.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares and warrants.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of common shares or warrants acquired pursuant to this Prospectus that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares or warrants that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of common shares or warrants.  Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of common shares or warrants.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following:  (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own common shares or warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired common shares or warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold common shares or warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are:  (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares or warrants in connection with carrying on a business in Canada; (d) persons whose common shares or warrants constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of common shares and warrants.

If an entity or arrangement that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds common shares or warrants, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners).  Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares and warrants.

Passive Foreign Investment Company Rules

If the Company were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain different and potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares and warrants.  In addition, in any year in which the Company is classified as a PFIC, such holder would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidelines may require.

PFIC Status of the Company

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”).  “Gross income” generally means all sales revenues less the cost of goods sold, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of the stock of any subsidiary of the Company which is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to U.S. federal income tax on their proportionate share of (a) a distribution on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

The Company believes that it was classified as a PFIC during the tax year ended December 31, 2010, and based on current business plans and financial expectations, the Company believes there is a significant likelihood that it will be a PFIC for the current tax year.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document.  Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or a Subsidiary PFIC) concerning its PFIC status.  Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Company and each Subsidiary PFIC.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of common shares and warrants will depend on whether such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares or warrants and (b) any excess distribution received on the common shares.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares or warrants, and any “excess distribution” received on common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares or warrants.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares or warrants, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years.  A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares or warrants were sold on the last day of the last tax year for which the Company was a PFIC.

Under proposed Treasury Regulations, if a U.S. holder has an option, warrant, or other right to acquire stock of a PFIC (such as the warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  Under rules described below, the holding period for the common shares received upon exercise of the warrants will begin on the date a U.S. Holder acquires the warrants.  This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the common shares received upon exercise of the warrants.  Thus, a U.S. Holder will have to account for the common shares received upon exercise of the warrants under the PFIC rules and the applicable elections differently than the other common shares.  See discussion below under “QEF Election” and under “Market-to-Market Election”.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares.  A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company.  However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely.  A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares in which the Company was a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC.  Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right or to acquire PFIC stock.  In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to common shares received upon exercise of the warrants, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s common shares received upon exercise of the warrants.  However, a U.S. Holder of common shares received upon exercise of the warrants should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such shares were sold for fair market value on the date such US Holder acquired them.  In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above.  Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the common shares, warrants, and the common shares received upon exercise of the warrants.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election.  Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock.  The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

Any Mark-to-Market Election made by a U.S. Holder for the common shares will also apply to such U.S. Holder’s common shares received upon exercise of the warrants.  As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to the common shares, any common shares received upon exercise of the warrants will automatically be marked-to-market in the year of exercise.  Because a U.S. Holder’s holding period for common shares received upon exercise of the warrants includes the period during which such U.S. Holder held the warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to such shares after the beginning of such U.S. Holder’s holding period for such shares unless such shares are acquired in the same tax year as the year in which the U.S. Holder acquired its other common shares.  Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which common shares received upon exercise of the warrants are received.  However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such common shares.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares and warrants.

Exercise and Disposition of Warrants

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a warrant and related receipt of a common share (unless cash is received in lieu of the issuance of a fractional common share).  A U.S. Holder’s initial tax basis in the common share received on the exercise of a warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such warrant.  If, as anticipated, the Company is a PFIC, a U.S. Holder’s holding period for the common share should begin on the date on which such U.S. Holder acquired its Units.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the warrant sold or otherwise disposed of.  Any gain generally will be subject to the rules of Section 1291 of the Code, as discussed above.  Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year.

Expiration of Warrants Without Exercise

Subject to the PFIC rules discussed above, upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant.  Any such loss generally will be a capital loss and will be long-term capital loss if the warrants are held for more than one year.  Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company).  (See more detailed discussion of the rules applicable to distributions made by the Company at “Ownership, and Disposition of Common Shares – Distributions on Common Shares” below).

Ownership and Disposition of Common Shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares.  (See “ Sale or Other Taxable Disposition of common shares” below).  However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the common shares will constitute ordinary dividend income.  Dividends received on common shares generally will not be eligible for the “dividends received deduction”.  In addition, the Company does not anticipate that its distributions will be eligible for the preferential tax rates applicable to long-term capital gains.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of.  Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code.  However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of $50,000.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U.S. Holders may be subject to these reporting requirements unless their common shares and warrants are held in an account at a domestic financial institution.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a Mark-to-Market or QEF Election.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares or warrants will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish such U.S.  Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver and Toronto, Canada.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for the Company by Borden Ladner Gervais LLP and Macdonald and Company.  As at the date hereof, the aforementioned counsels own, directly or indirectly, less than 1% of the Company's outstanding common shares

EXPERTS

Information relating to the Company's mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Terry Braun, SRK Consulting (US), Inc., David A. Kidd, Golder Associates Inc., William J. Crowl, Gustavson Associates, LLC, Richard J. Lambert, P.E., John W. Rozelle, P.G., Tetra Tech MM, Inc., Leonel Lopez, C.P.G., Barton G. Stone, Pincock, Allen & Holt, Thomas Dyer, Neil B. Prenn, P.E., and Mine Development Associates Inc., and this information has been included in reliance on such persons' and companies' expertise.

None of Terry Braun, SRK Consulting (US), Inc., David A. Kidd, Golder Associates Inc., William J. Crowl, Gustavson Associates, LLC, Richard J. Lambert, P.E., John W. Rozelle, P.G., Tetra Tech MM, Inc., Leonel Lopez, C.P.G., Barton G. Stone, Pincock, Allen & Holt, Thomas Dyer, Neil B. Prenn, P.E., and Mine Development Associates Inc., each being persons and companies who have prepared or certified the preparation of reports, statements or opinions relating to the Company's mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company's outstanding common shares.

Our consolidated financial statements as at December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009, and 2008, have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers, LLP independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

VISTA GOLD CORP.

15,308,044 COMMON SHARES 15,308,044 WARRANTS TO PURCHASE COMMON SHARES 15,308,044 COMMON SHARES ISSUABLE UPON EXERCISE OF WARRANTS

April __, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$14,946.79
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000
Printing and Engraving Expenses	500
Miscellaneous Expenses	1,000
Total	$46,446.79

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7.1 of our By-law No. 1 provides that no director will be liable for acts, receipts, neglects or defaults of any other director or any officer or employee, or for any loss, damage or expense sustained by the Company through: defects in title to any property acquired by the Company or on its behalf; or for losses or damages sustained by the Company in connection with investment of its funds or property (including losses or damages arising from bankruptcy, insolvency or other tortious acts of an entity with which such funds or property are deposited); or for any loss caused by an error of judgment or oversight on the part of such director; or for any other liability that the director may incur in his capacity as director, except for liabilities occasioned by the director’s own willful neglect or default. This Section also provides that the Company’s directors and officers must act in accordance with the Business Corporations Act (Yukon Territory) (the “Act”) and regulations thereunder, and will not be relieved from liability for any breach of such Act or regulations.

Section 7.2 of the Company’s By-law No. 1 provides that, subject to limitations contained in the Act, and provided the indemnitee is fairly and reasonably entitled to be indemnified by it, the Company will indemnify its directors and officers, including former directors and officers, or persons acting or having acted at the request of the Company as a director or officer of a corporation of which the Company is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such other corporation), and heirs and legal representatives of such persons, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or any such other corporation, if:

(a)	he or she acted honestly and in good faith with a view to the best interests of the Company; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his conduct was lawful.

Section 7.3 of our By-law No. 1 provides that, subject to limitations contained in the Act, the Company may purchase and maintain insurance for its directors and officers as determined by the Board of Directors. As discussed below, the Company does maintain such insurance.

Subsection (1) of Section 126 of the Act provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if:

(a)           he or she acted honestly and in good faith with a view to the best interests of the corporation; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

A corporation may with the approval of the Supreme Court of the Yukon Territory (the “Court”) indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act.

Notwithstanding anything in Section 126 of the Act, a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the Person seeking indemnity:

(a)           was substantially successful on the merits in his defense of the action or proceeding;
(b)           fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act; and
        (c)           is fairly and reasonably entitled to indemnity.

A corporation may purchase and maintain insurance for the benefit of any Person against any liability incurred by him:

(a)
in his or her capacity as a director or officer of the corporation, except when the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)
in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

A corporation or a Person may apply to the Court for an order approving an indemnity under Section 126 of the Act and the Court may so order and make any further order it thinks fit, including an order that notice be given to any interested person.

The Company indemnifies its directors and executive officers, as well as their heirs and representatives, pursuant to indemnification agreements it has entered into with each such director and executive officer, against all liabilities and obligations, including legal fees and costs of investigation and defense of claims, as well as amounts paid to settle claims or satisfy judgments, that these directors and officers may incur in such capacities. While these agreements provide that the Company will indemnify such director or officer regardless of conduct or fault of that person, the agreements also provide that we may only make such indemnification payments as permitted by applicable law. The agreements provide that the Company’s obligations under the agreements are not diminished or otherwise affected by, among other things, any officers’ liability insurance placed by or for the benefit of the indemnitee, the Company or any entity related to either.

ITEM 16- EXHIBITS

Other than contracts made in the ordinary course of business, the following are the material contracts and other material exhibits as of the date of this registration statement:

Exhibit Number	Description
1.01	Canadian Agent Agreement dated September 29, 2010, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q dated November 9, 2010 and incorporated herein by reference (File No. 1-9025)
1.02
Canadian Amended and Restated Agent Agreement, dated October 22, 2010, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q dated November 9, 2010 and incorporated herein by reference (File No. 1-9025)

1.03
United States Finder’s Agreement dated September 30, 2010, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q dated November 9, 2010 and incorporated herein by reference (File No. 1-9025)

1.04	Canadian Finder’s Agreement dated October 22, 2010, filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q dated November 9, 2010 and incorporated herein by reference (File No. 1-9025)
3.01	Articles of Continuation filed as Exhibit 2.01 to the Form 20-F for the period ended December 31, 1997 and incorporated herein by reference (File No. 1-9025)

3.02
By-Law No. 1 of Vista Gold filed as Schedule B to the Management Information and Proxy Circular as filed on Form 6-K as filed with the SEC on April 9, 1998 and incorporated herein by reference (File No. 1-9025)

3.03	Amended By-Law No. 1 of Vista Gold filed as Schedule D to the Management Information and Proxy Circular as filed with the SEC on April 7, 1999 and incorporated herein by reference (File No. 1-9025)
3.04
Articles of Arrangement of Vista Gold Corp., dated May 10, 2007 filed as Exhibit 3 to the Company’s Current Report on Form 8-K, dated May 10, 2007 and incorporated herein by reference (File No. 1-9025)

4.01
Note Indenture, dated March 4, 2008, among Vista Gold Corp., Minera Paredones Amarillos S.A. de C.V., as guarantor, HSBC Bank USA, N.A., as trustee and HSBC México, S.A. De C.V., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, as collateral agent filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 3, 2008 and incorporated herein by reference (File No. 1-9025)

4.02
Special Warrant Indenture, dated October 22, 2010, between Vista Gold Corp. and Computershare Trust Company of Canada, as Trustee filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated December 17, 2010 and incorporated herein by reference (File No. 1-9025)

4.03
Warrant Indenture, dated October 22, 2010, between Vista Gold Corp. and Computershare Trust Company of Canada, as Trustee filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, dated December 17, 2010 and incorporated herein by reference (File No. 1-9025)

5.1	Opinion of Borden Ladner Gervais LLP filed as Exhibit 5.1 to the Company's Form S-3 dated March 15, 2011 (File No. 333-172826) and incorporated herein by reference
5.2	Opinion of Macdonald and Company filed as Exhibit 5.2 to the Company's Form S-3 dated March 15, 2011 (File No. 333-172826) and incorporated herein by reference
23.1	Consent of PricewaterhouseCoopers LLP, independent auditors filed as Exhibit 23.1 to the Company's Form S-3 dated March 15, 2011 (File No. 333-172826) and incorporated herein by reference
23.2	Consent of SRK Consulting (US), Inc., incorporated herein by reference to Exhibit 23.2 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.3	Consent of Golder Associates, Inc., incorporated herein by reference to Exhibit 23.3 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.4	Consent of Gustavson Associates, LLC, incorporated herein by reference to Exhibit 23.4 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.5	Consent of Mine Development Associates, Neil Prenn, incorporated herein by reference to Exhibit 23.5 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.6	Consent of Richard J. Lambert, P.E., incorporated herein by reference to Exhibit 23.6 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.7	Consent of Tetra Tech MM, Inc., incorporated herein by reference to Exhibit 23.7 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.8	Consent of Barton G. Stone, C.P.G., incorporated herein by reference to Exhibit 23.8 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.9	Consent of Leonel López, C.P.G., incorporated herein by reference to Exhibit 23.9 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.10	Consent of Mine Development Associates, Thomas Dyer, incorporated herein by reference to Exhibit 23.10 to the Company's Annual Report on Form 10-K, filed March 14, 2011.
23.11	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1) filed with Exhibit 5.1 to the Company's Form S-3 dated March 15, 2011 (File No. 333-172826) and incorporated herein by reference
23.12	Consent of Macdonald and Company (included in Exhibit 5.2) filed with Exhibit 5.2 to the Company's Form S-3 dated March 15, 2011 (File No. 333-172826) and incorporated herein by reference
24.1	Powers of Attorney filed with the signature pages to the Company's Form S-3 dated March 15, 2011 (File No. 333-172826) and incorporated herein by reference

ITEM 17 – UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           That, to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(8)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.  The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

VISTA GOLD CORP. (Registrant)
Dated: April 15, 2011	By: /s/ Michael B. Richings
Michael B. Richings,
Executive Chairman and Chief Executive Officer
Dated: April 15, 2011	By: /s/ Gregory G. Marlier
Gregory G. Marlier
Chief Financial and Accounting Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Signature	Capacity	Date
/s/ Michael B. Richings Michael B. Richings	Executive Chairman and Chief Executive Officer, Director and Authorized Representative in the United States	April 15, 2011
/s/ John M. Clark* John M. Clark	Director	April 15, 2011
/s/ C. Thomas Orgyzlo* C. Thomas Ogryzlo	Director	April 15, 2011
/s/ Tracy Stevenson* Tracy Stevenson	Director	April 15, 2011
/s/ W. Durand Eppler* W. Durand Eppler	Director	April 15, 2011
/s/ Frederick H. Earnest* Frederick H. Earnest	Director	April 15, 2011
/s/ Gregory G. Marlier Gregory G. Marlier	Chief Financial and Accounting Officer and Attorney-in-Fact	April 15, 2011

*  Executed by Gregory G. Marlier as attorney-in-fact pursuant to the power of attorney filed as Exhibit 24.1 to the Company's Form S-3 filed on March 15, 2011.